     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1998.

                                                      REGISTRATION NO. 333-45225
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                      GLOBUS INTERNATIONAL RESOURCES CORP.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                  NEVADA                                       5141                                     88-0203697
     (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                       (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                       TWO WORLD TRADE CENTER, SUITE 2400
                            NEW YORK, NEW YORK 10048
                                 (212) 839-8000
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            SERGE PISMAN, PRESIDENT
                       TWO WORLD TRADE CENTER, SUITE 2400
                            NEW YORK, NEW YORK 10048
                                 (212) 839-8000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                         COPY OF ALL COMMUNICATIONS TO:

                             GERALD A. ADLER, ESQ.
                              MARY P. O'HARA, ESQ.
                              BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                                 (212) 661-3535

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


________________________________________________________________________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 31, 1998


PROSPECTUS

                      GLOBUS INTERNATIONAL RESOURCES CORP.

                800,000 SHARES OF COMMON STOCK $.001 PAR VALUE,
                 256,134 OF WHICH UNDERLY 10% CONVERTIBLE NOTE;
                    800,000 COMMON STOCK PURCHASE WARRANTS,
                 256,134 OF WHICH UNDERLY 10% CONVERTIBLE NOTE;
                800,000 SHARES OF COMMON STOCK, $.001 PAR VALUE,
                   UNDERLYING COMMON STOCK PURCHASE WARRANTS

     This prospectus relates to 800,000 shares of common stock, par value $0.001 per share (the 'Common Stock'), 256,134 of which underly a 10% Convertible Note (the 'Note') and 800,000 Common Stock Purchase Warrants (the 'Warrants'), 256,134 of which underly the Note, of Globus International Resources Corp. (the 'Company') being offered hereby by the holder thereof (the 'Selling Securityholder'), as well as 800,000 Shares of Common Stock underlying the Warrants, which are also being offered by the Selling Securityholder. (Shares of Common Stock being registered herewith are referred to herein as the 'Shares'). The Shares and Warrants underlying the Note, as well as the Shares underlying the Warrants, are issuable from time to time by the Company upon conversion of the Note, or exercise of any or all of the Warrants, in whole or in part by the holder thereof. The Note entitles the holder thereof to convert the Note into the number of shares of Common Stock as is equal to the then outstanding principal for which a conversion notice is given divided by the 'Conversion Price', such price being the lesser of $2.50 per share or sixty-five percent (65%) of the average closing bid prices of the Corporation's Common Stock as reported on the OTC Bulletin Board for the five consecutive trading days immediately preceding the Date for Conversion. The Note also entitles the holder thereof to receive a Warrant, exercisable at $3.625 per share, for each Share of Common Stock received in the Note conversion.

     The Common Stock is traded on the Over-the-Counter Bulletin Board (the 'OTC Bulletin Board').

                            ------------------------

             THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
         RISK. SEE 'RISK FACTORS' BEGINNING ON PAGE 6 FOR A DISCUSSION
    OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


     The Company will receive none of the proceeds from the sale of the Shares or Warrants by the Selling Securityholder. Upon conversion of the remaining balance of the Note, in full, at an assumed price of $0.53 per share, the Company will have benefitted from the cessation of its indebtedness represented by the Note in the approximate amount of $500,000. The Company will bear all costs relating to the registration of the Shares, which are estimated to be approximately $90,000 'Plan of Distribution.'


                            ------------------------

             THE DATE OF THIS PROSPECTUS IS AUGUST  , 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------
     Prior to the date of this Prospectus, the Company was not subject to the informational requirements of the Securities Exchange Act of 1934. The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accounting firm, after the end of each fiscal year, and such other periodic reports as the Company deems appropriate or as may be required by law.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and the Company's financial statements (including the notes thereto) appearing elsewhere in this prospectus. Each prospective investor is therefore urged to read this prospectus in its entirety. The securities offered hereby involve a high degree of risk, and the conversion of the Note and subsequent issuance of the shares by the Company will result in immediate, substantial dilution. This prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors discussed under the caption 'Risk Factors.'

THE COMPANY

     The Company is a full service distributor which exports dairy and meat products, seafood, instant soups, deli products and other grocery items from the United States and Europe to the Russian and Eastern European marketplace through Globus Food Systems International Corp. ('Globus Foods'). The Company plans to expand its distribution system in Russia, including the improvement of existing warehouse facilities and development of new warehouses.

     Shuttle International Ltd., the Company's wholly owned subsidiary, is engaged in the distribution and exportation of non-food products such as auto parts and clothing primarily to Russia and the Commonwealth of Independent States ('CIS'), generally the same geographic areas involved with the Company's food business.

     The Company has a Russian-born, American corporate management team with extensive experience in managing, operating and developing distribution businesses in international and domestic markets. The Company's senior management are Serge Pisman, Yury Greene and Herman Roth. See 'Management.'

     The market for distribution and marketing of food products in the CIS and Russia is highly competitive. The Company believes its main competitors are major American companies such as Heinz'tm', Kraft'tm', General Foods'tm', and Campbell'tm' which are currently in the marketplace. The Company has established a distribution network which is expanding. The Company is seeking to increase distribution of existing and newly introduced products in current markets. The Company currently markets its food products through its distribution system in over 30 cities in Russia and the CIS states. The products are sold to over 800 leading supermarkets and food stores in Moscow and other regions. In addition, the Company attends most major trade shows in Russia and the CIS states and it is featured in different trade publications and directories. The Company believes that it enjoys an increasing awareness among Russian food and other importers and distributors.

     The Company was incorporated in Nevada on October 24, 1984. Its executive offices are located at Two World Trade Center, Suite 2400, New York, NY 10048 and its telephone number is (212) 839-8000.

THE OFFERING

Securities Offered........................  800,000 Shares of Common Stock, 256,134 of which underly, and are issuable upon conversion of, the Note; 800,000 Warrants, 256,134 of which underly, and are issuable upon conversion of, the Note; and
                                            800,000 Shares underlying the Warrants. See 'Plan of Distribution.'*
Securities Outstanding Before the Offering
  and the Conversion of the balance
  remaining on the Note...................  5,049,497 shares of Common Stock; $500,000 10% Convertible Note (with
                                            $130,000 balance remaining plus interest); options to purchase up to
                                            900,000 shares of Common Stock in the aggregate issued to the
                                            Company's officers.

Securities Outstanding After the Offering
  and the Conversion of the Note at the
  assumed conversion price of $0.53 per
  share...................................  Approximately 5,305,631 shares of Common Stock; 800,000 Common Stock
                                            Purchase Warrants*
Use of Proceeds...........................  The Company will not receive any proceeds from the sale of Shares by the Selling Securityholder or from the issuance of the Shares upon the conversion of the Note. However, the Company will receive forgiveness of all or a portion of the Note to the extent it is converted into the Shares and the Warrants. If the Note is converted in full at the maximum price, the Company will receive an additional loan forgiveness of approximately $130,000.
Risk Factors..............................  An investment in the Shares and Warrants offered hereby involves a high degree of risk and, therefore, the Shares and Warrants should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective purchasers of the Shares should carefully review and consider the factors set forth under 'Risk Factors' as well as other information contained herein, before purchasing any of the Shares or Warrants. See 'Risk Factors'.

------------

* The number of Shares being registered and sold pursuant to this prospectus and the registration statement of which it is a part is an estimate: all calculations in this Prospectus have been made assuming a market price of $0.82 per share (resulting in a conversion rate of $0.53 per share) and full conversion of the Note into the Shares and Warrants underlying the Note. See 'Plan of Distribution.'

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary historical consolidated financial data for the Company as at March 31, 1998 (unaudited), September 30, 1997 and 1996, for the six months ended March 31, 1998 and 1997 (unaudited), and for the years ended September 30, 1997 and 1996. The summary historical financial data as at and for the years ended September 30, 1997 and 1996 are derived from the audited consolidated financial statements (and notes thereto) of the Company included elsewhere in this Prospectus. The summary financial data as at March 31, 1998 and for the six months ended March 31, 1998 and 1997 are derived from the unaudited consolidated financial statements (and notes thereto) of the Company included elsewhere in this Prospectus which, in the opinion of management, reflect all adjustments and accruals, consisting only of normal recurring adjustments and accruals, necessary to present fairly the financial statements of the Company as at March 31, 1998 and for the periods ended March 31, 1998 and 1997. The results for the six months ended March 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year. The summary historical consolidated financial data should be read in conjunction with the consolidated financial statements (and notes thereto) and the Company and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus.

                                               FOR THE SIX MONTHS                FOR THE YEAR
                                                ENDED MARCH 31,              ENDED SEPTEMBER 30,
                                           --------------------------     --------------------------
                                              1998            1997           1997            1996
                                           -----------     ----------     -----------     ----------
Operating Data:
     Net sales..........................   $11,058,062     $7,083,530     $15,389,452     $9,987,751
     Cost of goods sold.................    10,174,397      6,490,783      14,012,761      9,392,550
     Selling expenses...................       248,668        169,327         429,220        229,534
     General and administrative
       expenses.........................       351,826        210,683         611,154        448,545
     Depreciation and amortization......        92,089         38,452         109,624         14,461
     Interest income....................        24,505         21,186          44,554         44,611
     Interest expense...................      (294,203)       (16,168)                       (32,244)
     Other income.......................       --              --               5,487         --
     Provision for taxes................        82,264         85,500         118,244          6,662
     Minority interest..................       --               2,812           2,812         --
     Net income (loss)..................      (160,880)        90,991         128,640       (101,634)
Per Share Data:
     Net income (loss) per common
       share............................     $(0.03)         $0.03           $0.03         $(0.04)
     Average number of shares
       outstanding......................     4,643,816      3,483,772       3,729,065      2,546,000

                                                                        MARCH 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                                           1998           1997             1997
                                                                        ----------    -------------    -------------

     Balance Sheet Data:
     Working capital.................................................   $4,033,729     $ 3,713,805      $ 3,026,109
     Current assets..................................................    7,301,501       5,762,544        4,726,124
     Total assets....................................................    7,736,332       6,210,912        4,799,950
     Long-term obligations...........................................       22,300          12,921          181,342
     Total liabilities...............................................    3,290,072       2,061,660        1,881,357
     Accumulated deficit.............................................     (171,485)        (10,605)        (142,057)
     Total stockholders' equity......................................   $4,446,260     $ 4,149,253      $ 2,918,593

                                  RISK FACTORS

     An investment in the Shares being offered hereby involves a high degree of risk. Prior to making any investment decisions, prospective investors should carefully consider the following factors, together with the other information presented in this Prospectus including the Financial Statements (and notes thereto).

LIMITED OPERATING HISTORY

     The Company was incorporated on October 24, 1984 but has been active primarily in the food exporting business for the past two and one half years and inactive prior thereto for many years. The likelihood of success of the Company must be considered in light of the problems, delays, expenses and difficulties frequently encountered by a new enterprise, many of which may be beyond the Company's control. The Company is subject to all of the risks inherent in the creation of a new business and the development and marketing of products in a competitive environment. No assurance can be given that the Company will continue to be profitable. See 'Business' and the Company's financial statements located elsewhere in this Prospectus.


RELIANCE ON EXTERNAL SOURCES OF FINANCING; SUBSTANTIAL OPERATING CASH FLOW DEFICITS

     The Company had an operating cash flow deficit of approximately $1,531,252 for the six months ended March 31, 1998 and of approximately $770,990 for the year ended September 30, 1997. This represents an increase of 98.6%. The Company's operating cash flow deficit for the six months ended March 31, 1997 was $649,972, which represents a 135.5% increase to the March 31, 1998 amount. This represents a downward and negative trend in net cash from operating activities. These cash flow deficits resulted from an increase in the Company's inventory position and a dramatic increase in accounts receivable. The Company is in the process of expanding its business, and management believes that in order to do so, it must operate with sufficient inventory and must offer its customers favorable credit terms. The Company's growth is being financed by receivable lines of credit from banks and extension of terms to customers thus increasing its receivables above amounts actually collected. The Company, therefore, expects this downward, negative trend in cash flows to continue as long as it is in the process of expanding its business. As a result, the Company will continue to depend upon external sources of financing at least for the short term. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


RISKS RELATING TO EMERGING MARKETS

     Substantially all of the Company's revenue is derived from operations in emerging markets, where the Company's businesses are subject to numerous risks and uncertainties, including political, economic and legal risks such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, food and other export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, which could materially adversely impact the Company's business, results of operations and financial condition.

     The political systems of many of the emerging market countries in which the Company operates or plans to operate are slowly emerging from a legacy of totalitarian rule. Political conflict and, in some cases, civil unrest and ethnic strife may continue in some of these countries for a period of time. Many of the economies of these countries are weak, volatile and reliant on substantial foreign assistance. Expropriation of private businesses in such jurisdictions remains a possibility, whether by an outright taking or by confiscatory tax or other policies. There can be no assurance that the Company's operations will not be materially and adversely affected by such factors or by actions to expropriate or seize its operations. The success of free market reforms undertaken in certain of the emerging market countries in which the Company operates is also uncertain, and further economic instability may occur. These factors may reduce and delay business activity, economic development and foreign investment.

     Legal systems in emerging market countries frequently have little or no experience with commercial transactions between private parties. The extent to which contractual and other obligations will be honored and enforced in emerging market countries is largely unknown. Accordingly, there can be no assurance that difficulties in protecting and enforcing rights in emerging market countries will not have a material adverse effect upon the Company and its operations. Additionally, the Company's businesses operate in uncertain regulatory environments. The laws and regulations applicable to the Company's activities in emerging market countries are in general new and subject to change and, in some cases, incomplete. There can be no assurance that local laws and regulations will become stable in the future, or that changes thereto will not adversely affect the operations of the Company. See 'Business.'

RISKS RELATING TO RUSSIA AND THE CIS

     Substantially all of the Company's revenue is derived from operations in Russia and the CIS. Foreign companies conducting operations in the former Soviet Union face significant political, economic, and legal risks.

     Political. The political systems of Russia and the other independent countries of the CIS, which are in a stage of relative infancy, are vulnerable to instability due to the populace's dissatisfaction with reform, social and ethnic unrest and changes in government policies. Such instability could lead to events that could have a material adverse effect on the Company's operations in these countries. In recent years, Russia has been undergoing a substantial political transformation. During this transformation, legislation has been enacted to protect private property against expropriation and nationalization. However, due to the lack of experience in enforcing these provisions in the short time they have been in effect and due to potential political changes in the future, there can be no assurance that such protections would be enforced in the event of an attempted expropriation or nationalization. Expropriation or nationalization of the Company, its assets or portions thereof, whether by an outright taking or by confiscatory tax or other policies potentially without adequate compensation, would have a material adverse effect on the Company.

     The various government institutions and the relations between them, as well as the governments policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change. For example, the Constitution of the Russian Federation gives the president of the Russian Federation substantial authority and any major changes in, or rejection of, current policies favoring political and economic reform by the President may have a material adverse effect on the Company. Furthermore, the political and economic changes in Russia have resulted in significant dislocations of authority. The local press and international press have reported that significant organized criminal activity has arisen and high levels of corruption among government officials exist where the Company operates. While the Company does not believe it has been adversely affected by these factors to date, no assurance can be given that the depredations or organized or other crime will not in the future have a material adverse effect on the Company.

     Economic. Over the past five years, the Russian government has enacted reforms to create the conditions for a more market-oriented economy. Despite some progress in implementing its reforms, including progress in reducing inflation and stabilizing the currency and industrial production, there remains generally rising unemployment and underemployment, high government debt relative to gross domestic product and high levels of corporate insolvency. No assurance can be given that reform policies will continue to be implemented and, if implemented, will be successful. Nor can any assurance be given that Russia will remain receptive to foreign trade and investment or that the economy will improve.

     In addition, Russia, the CIS and other emerging countries in which the Company operates currently rely upon substantial financial assistance from several foreign governments and international organizations. To the extent any of this financial assistance is reduced or eliminated, economic development in Russia, the CIS and other such countries may be adversely affected.

     Russian and CIS businesses have a limited operating history in market-oriented conditions. The relative infancy of the business culture is reflected in the Russian banking system's undercapitalization and liquidity crises. There have been concerns about rumors that many Russian banks continue to have cash shortages. The Russian Central Bank has reduced bank reserve requirements, in order to inject more liquidity into the Russian financial system, but has stressed that it will not bail out the weaker banks. Many of these banks are expected to disappear over the next several years as a result of bank failure and anticipated consolidation in the industry. Letters of credit issued by Russian banks are generally considered to pose a higher risk, and Russian companies generally lack strong credit histories. Moreover, many European and American manufacturers and distributers are reluctant to deal directly with Russian companies due to such risks. A general Russian banking crisis could have a material adverse effect on the Company's operations and financial performance and on the viability of the Company's receivables.

     Legal Risks. As part of the effort to transform their economies into more market-oriented economies, the Russian and other CIS governments have rapidly introduced laws, regulations and legal structures intended to give participants in the economy a greater degree of confidence in the legal validity and enforceability of their obligations. Risks associated with the legal systems of Russia and the other independent republics of the CIS include (i) the untested nature of the independence of the judiciary and its immunity from economic, political or nationalistic influence; (ii) the relative inexperience of judges and courts in commercial dispute resolutions and generally in interpreting legal norms; (iii) inconsistencies among laws, presidential decrees, government resolutions and ministerial orders; (iv) frequently conflicting local, regional and national laws, rules and regulations; (v) the lack of legislative, judicial or administrative guidance in interpreting the applicable rules; and (vi) a high degree of discretion on the part of government authorities and arbitrary decision making which increases among other things, the risk of property expropriation. The result has been considerable legal confusion, particularly in areas such as company law, commercial and contract law, securities and antitrust law, foreign trade and investment law and tax law. Accordingly, there can be no assurance that the Company will be able to enforce its rights in any disputes with its joint venture partners or other parties in Russia or the CIS or that its ventures will be able to enforce their respective rights in any disputes with partners, customers, suppliers, regulatory agencies or other parties in Russia or that the Company can be certain that it will be found to be in compliance with all applicable laws, rules and regulations.

RELIANCE ON KEY EXECUTIVES

     The Company is heavily dependent upon the efforts and abilities of Serge Pisman, Yury Greene, Herman Roth and Eric Piker. The loss of the services of any of these individuals would have a material adverse effect on the Company's business, financial condition and/or results of operations. Currently, the Company has employment agreements with each of these key employees, but it does not have key-man insurance on any of their lives.

COMPETITION

     The Company's operates in an industry which is highly competitive, and the diverse distribution channels in which the Company markets its products frequently involve different competitive factors. Most companies which compete with the Company have greater financial and other resources than the Company. European and American manufacturers are desirous of marketing and distributing their products and services to the former Soviet Union markets. The Company believes its main competitors are major American companies with brands such as Heinz'tm', Kraft'tm', General Foods'tm', and Campbell'tm' which are currently in the marketplace. These companies have greater marketing, distribution, financial, and other resources than the Company permitting such companies to secure significant contracts and implement extensive advertising. No assurance can be given that the Company will be able to successfully compete with such other companies on a long term basis. See 'Business.'

SEASONALITY

     The Company's product mix consists of food, clothing, automotive parts and equipment. Sales of food products tend to increase during the months of October, November and February. Sales of clothing, auto parts and equipment tend to increase during the months of October, November and December. These increases generally coincide with the observance of traditional religious and state holidays.

SHARES ELIGIBLE FOR FUTURE SALE

     Assuming the conversion of the remaining $130,000 balance on the Note in full at the assumed conversion price of $0.53 per share, the Company will have outstanding 5,305,631 shares of Common Stock, not including options to acquire 300,000 shares issued to each of Messrs. Pisman, Greene and Roth. Of such 5,305,631 shares, 2,755,000 shares will be 'restricted securities' and in the future, may be sold only in compliance with Rule 144 or other exemption under the Securities Act, unless registered under the Securities Act. Under Rule 144, a person who has owned Common Stock for at least one (1) year may, under certain circumstances, sell within any three-month period, a number of shares of Common Stock that does not exceed the greater of one (1%) percent of the then outstanding shares of Common Stock or the average weekly trading volume during the four (4) calendar weeks prior to such sale. In addition, a person who is not deemed to have been an affiliate at any time during the three (3) months preceding a sale and who has beneficially owned the restricted securities for the last two (2) years, is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. The Company cannot predict how sales made pursuant to Rule 144 would affect the prevailing market price of the shares of Common Stock. See 'Shares Eligible for Future Sale.'

PENNY STOCK RULE

     Trading in the Company's securities is conducted on the OTC Bulletin Board. In the absence of the common stock being quoted on Nasdaq, or the Company having $2 million in net tangible assets, trading in the common stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the 'Exchange Act') for non-Nasdaq and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. In addition, such broker-dealers must provide each customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The Securities and Exchange Commission (the 'Commission') has adopted regulations that generally define a penny stock to be an equity security that has a market price of less that $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets in excess of $5 million, if such issuer has been in continuous operation for less than three (3) years, (ii) net tangible assets in excess of $2 million if such issuer has been in continuous operation for at least three (3) years, or (iii) average revenue of at least $6 million for the preceding three (3) years. Unless an exemption is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The Company's common stock is not presently subject to the regulations on penny stock because the Company has net tangible assets in excess of $2 million and has been in operation for at least three years. However, if the Company's net tangible assets were to fall below $2 million during a period in which the Company's revenues did not exceed $6 million for the then preceding three fiscal years, the Company's Common Stock would then become subject to the penny stock rule, and the market liquidity for the common stock could be severely and adversely affected due to the limitations on the ability of broker-dealers to sell the common stock in the public market.

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO SELL SHARES

     At such time as the Shares and Warrants become registered under the Securities Act of 1933, as amended (the 'Securities Act'), holders of the Shares and Warrantswill be able to sell the Shares only if (i) a current Prospectus under the Securities Act relating to the Shares and Warrants is then in effect and (ii) the Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the Selling Securityholder makes sales. Although the Company has agreed to use its best efforts to maintain a current registration statement covering the Shares and Warrants, there can be no assurance that the Company will be able to do so. The value of the Shares and Warrants may be greatly reduced if a registration statement covering the Shares and Warrants is not kept current or if the Shares and Warrants are not qualified, or exempt from qualification, in the states in which the holders of Shares and Warrants reside. Persons holding Shares or Warrants who reside in jurisdictions in which the Shares or Warrants are not qualified and in which there is no exemption will be unable to sell their Share and/or Warrants.

CONTROL BY MAJORITY STOCKHOLDERS

     Presently, Messrs. Pisman, Greene and Roth own collectively approximately 48.52% of the issued and outstanding shares of Common Stock. Assuming conversion of the Note in full at the maximum rate of $0.53 per share, the exercise of the warrants, and the exercise of options for the issuance of 900,000 shares of Common Stock, in the aggregate, Messrs. Pisman, Greene and Roth will own collectively approximately 48.12% of the issued and outstanding shares of Common Stock. As the Company's Bylaws and Certificate or Incorporation do not provide for cumulative voting for the election of directors, Messrs. Pisman, Greene and Roth will be able to continue to elect the Company's directors, appoint officers and otherwise control the Company's affairs and operations by virtue of their holding approximately 48.12% of the outstanding shares. See 'Principal Shareholders.'

NO PUBLIC MARKET

     The Company securities offered to date have all been offered on a private basis pursuant to exemptions from the registration requirements under the federal securities laws. Accordingly, while resales of the Company's Common Stock may be made by persons other than affiliates of the Company, there is currently no significant public market for the Common Stock. See 'Description of Securities.'

NO DIVIDENDS ON COMMON STOCK

     The Company does not currently pay and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business. There can be no assurance that the operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate a positive cash flow. Therefore, investors who anticipate the need of immediate income, in the form of dividends on their common stock, should refrain from purchasing the Shares being offered hereby.

POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK

     The Company's Certificate of Incorporation, as amended, authorizes the issuance of 100,000 shares of Preferred Stock, with designations, rights and preferences to be determined from time to time by the Board of Directors. As a result of the foregoing, the Board of Directors is empowered, without further shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no plans to issue any shares of Preferred Stock, there can be no assurance that it will not issue Preferred Stock at some time in the future. See 'Description of Securities.'

FORWARD LOOKING STATEMENTS

     This Prospectus and the information incorporated herein by reference contain various 'forward-looking statements' within the meaning of federal and state securities laws, including those identified or predicated by the words 'believes,' 'anticipates,' 'expects,' 'plans' or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under 'Risk Factors'. Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                USE OF PROCEEDS


     The Company will receive none of the proceeds from the sale of either the Shares or the Warrants by the Selling Securityholder. The Company will cease to be indebted with respect to all or a portion of the principal of the Note to the extent the Note is converted into Shares of Common Stock and Warrants. In addition, if all of the Warrants were exercised, the Company would receive gross proceeds of approximately $2,900,000. The Company currently anticipates that any proceeds received from the exercise of the Warrants will be used as working capital for general corporate purposes. No assurance can be given that any of the Warrants will be exercised.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1998 and as adjusted to reflect the issuance of 555,098 Shares of the Common Stock offered hereby upon conversion of the Note at an actual price of $0.53 for 298,964 shares and an assumed price $0.53 per share for 256,134 shares and the receipt and initial application of the net proceeds therefrom. The following table should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                                     MARCH 31, 1998
                                                                     ----------------------------------------------
                                                                       ACTUAL      PRO FORMA(1)     AS ADJUSTED(2)
                                                                     ----------    -------------    ---------------

Total current liabilities.........................................   $3,267,772     $ 3,111,690       $ 2,976,419
Long-term obligations.............................................       22,300          22,300            22,300
Total liabilities.................................................    3,290,072       3,133,990         2,998,719
Stockholders' equity:
     Common Stock, par value, $.001 per share: 4,548,860 issued
       and outstanding............................................        4,750         156,082          --
     5,049,497 shares prior to the offering and conversion of the
       balance remaining on the Note..............................       --               5,049          --
     5,305,631 shares after conversion of the assumed balance on
       Note (including 5,271 of accrued interest at March 31, 1998
       on the Note)...............................................       --             --                  5,306
Preferred Stock, no par value, 100,000 shares authorized and
  unissued........................................................       --             --               --
Additional paid-in capital........................................    4,612,995       4,751,978         4,872,432
Accumulated deficit...............................................     (171,485)       (171,485)         (171,485)
          Total capitalization....................................   $7,736,332     $ 7,719,532       $ 7,704,972

------------

(1) Retroactively reflects at March 31, 1998 the conversion of $150,000 of the 10% Convertible Note and $6,082 in accrued interest thereon into 298,964 shares (at $0.53 per share) of the Company's Common Stock; and (ii) a charge to additional paid-in capital of $16,800 of deferred financing costs upon conversion.

(2) Retroactively reflects the assumed conversion of the remaining $130,000 principal balance and $5,271 in accrued interest at March 31, 1998 of the Company's 10% Convertible Note into 256,134 shares ($0.53 per share) of the Company's Common Stock with charges to additional paid in capital for $14,560 in deferred financing costs upon conversion and $90,000 in registration costs.

                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock and does not anticipate paying dividends or altering its dividend policy in the foreseeable future. The Company currently intends to retain all available funds for use in the operation and expansion of its business. The payment of dividends on its Common Stock will depend upon its earnings, financial condition, cash flows, capital requirements and such other considerations as the Board of Directors may consider relevant, including any contractual prohibitions with respect to the payment of dividends.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary historical consolidated financial data for the Company as at March 31, 1998 (unaudited), September 30, 1997 and 1996, for the six months ended March 31, 1998 and 1997 (unaudited), and for the years ended September 30, 1997 and 1996. The summary historical financial data as at and for years ended September 30, 1997 and 1996 is derived from the audited consolidated financial statements (and notes thereto) of the Company included elsewhere in this Prospectus. The summary financial data as at March 31, 1998 and for the six months ended March 31, 1998 and 1997 is derived from the unaudited consolidated financial statements (and notes thereto) of the Company included elsewhere in the Prospectus which, in the opinion of management, reflect all adjustments and accruals, consisting only of normal recurring adjustments and accruals, necessary to present fairly the financial statements of the Company as at March 31, 1998 and for the periods ended March 31, 1998 and 1997. The results for the six months ended March 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year. The summary historical consolidated financial data should be read in conjunction with the consolidated financial statements (and notes thereto) of the Company and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus.

                                            FOR THE SIX MONTHS ENDED             FOR THE YEAR
                                                   MARCH 31,                 ENDED SEPTEMBER 30,
                                           --------------------------     --------------------------
                                              1998            1997           1997            1996
                                           -----------     ----------     -----------     ----------

Operating Data:
     Net sales..........................   $11,058,062     $7,083,530     $15,389,452     $9,987,751
     Cost of goods sold.................    10,174,397      6,490,783      14,012,761      9,392,550
     Selling expenses...................       248,668        169,327         429,220        229,534
     General and administrative
       expenses.........................       351,826        210,683         611,154        448,545
     Depreciation and amortization......        92,089         38,452         109,624         14,461
     Interest income....................        24,505         21,186          44,554         44,611
     Interest expense...................      (294,203)       (16,168)                       (32,244)
     Other income.......................       --              --               5,487         --
     Operating income (loss)............       (78,616)       179,303         250,494       (261,839)
     Provision for taxes................        82,264         85,500         118,244          4,442
     Minority interest..................       --               2,812           2,812         --
     Net income (loss)..................      (160,880)        90,991         128,640       (101,634)
Per Share Data:
     Net income (loss) per common
       share............................     $(0.03)         $0.03           $0.03         $(0.04)
     Average Number of Shares
       Outstanding......................     4,643,816      3,483,772       3,729,065      2,546,000

                                                                       MARCH 31,      SEPTEMBER 30,    SEPTEMBER 30,
                                                                          1998            1997             1996
                                                                      ------------    -------------    -------------
Balance Sheet Data:
     Working capital...............................................    $4,033,729      $ 3,713,805      $ 3,026,109
     Current assets................................................     7,301,501        5,762,544        4,726,124
     Total assets..................................................     7,736,332        6,210,012        4,799,950
     Long-term obligations.........................................        22,300           12,921          181,342
     Total liabilities.............................................     3,290,072        2,061,660        1,881,357
     Accumulated deficit...........................................      (171,485)         (10,605)        (142,057)
     Total stockholders' equity....................................    $4,446,260      $ 4,149,253      $ 2,918,593

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto contained elsewhere in this Prospectus.

GENERAL

     The Company was incorporated in October 1984 as Ross Custom Electronics ('Ross'). Ross was engaged in the electronics business. During fiscal 1993, 1994 and through June 1995, Ross had virtually no operations. On March 15, 1995, Ross merged with Globus Food Systems International Corp. which was accounted for as a pooling of interests. On October 18, 1996, the Company changed its name to Globus International Resources Corp. ('Globus'). Globus, in August 1995, commenced operations by acquiring food and paint products from domestic and European suppliers and selling those products to wholesalers in Russia and other former U.S.S.R. countries (also referred to as the Commonwealth of Independent States ('CIS')).

     On December 11, 1996, the Company acquired all of the issued and outstanding capital stock of Shuttle International, Ltd. ('Shuttle') of which 90% was accounted for in a transaction similar to a pooling of interests and the remaining 10% minority interest was accounted as a purchase acquisition with a recognition of goodwill of $137,000. Shuttle is engaged in the distribution and exportation of non-food products such as auto parts and clothing primarily to Russia and the CIS states or, generally, the same geographic areas involved with the Company's food business. Shuttle also has an International Seminars Department which provides directors and management of large and medium sized Russian companies with western banking, financial systems and accounting seminars at the World Trade Center Institute in New York City. Previously Shuttle, in cooperation with a Canadian modular housing manufacturer, had built modern cottages in an exclusive Moscow suburb. All houses were prebuilt in Canada and shipped in sea containers.

     The revenues and expenses of the Company from October 1, 1993 to June 30, 1995 were generated solely by Shuttle. Globus commenced acquiring inventory in May 1996 and sales commenced in August 1996.

RESULTS OF OPERATIONS

COMPARISON OF THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997

     Revenues increased $3,620,000 (54.9%) in the food products segment to $10,212,000 in 1998 over the 1997 period. The increase is largely attributable to the commencement of the sale of meat products to a new customer in the 1997 period. The other product lines' sales increased $354,000 (72%) to $846,000 in the current period from $492,000 in 1997. The increase is attributable to an increase in auto accessories sales of $86,000 and an increase in sales of apparel of $268,000 over the previous period. The cost of sales for the six months ended March 31, 1998 increased $3,683,000 (56.7%) to $10,174,000 (92.0%
of sales) from $6,491,000 (91.6% of sales) for the corresponding period in 1997. This increase is attributable to the increased sales volume. The increase in cost of sales as a ratio of revenues is attributable to increased sales margins in both segments. As a percentage of sales, gross profit for the food product segment increased from 7.2% to 6.8% due to increased selling prices whereas the 2.6% increase in gross profits to 24.8% in 1997 for the auto accessories and clothing sales is due to a different product mix with higher margins of items sold during the current period.

     Selling expenses increased $51,000 (72.9%) in the current quarter to $121,000 (2.4% of sales) from $70,000 (1.8% of sales). Such increase is attributable to increased variable selling costs resulting from the $1,044,000 increase in sales (26.5%) for the quarter and an increase in personnel costs. General and administrative expenses increased $43,000 (46.2%) to $136,000 or 2.7% in the current period from $93,000 (2.4%) in the comparable prior year's period. Legal, consulting and other professional fees accounted for $30,000 of the increase while the remaining cost increases are attributable to sundry managerial and office costs.

     Depreciation and amortization increased $54,000 (142.1%) to $92,000 (0.8% of sales) from $38,000 in 1997. The increase is attributable to an increase in amortization of deferred consulting fees of $22,000 and amortization of deferred financing costs of $28,000.

     Interest income in both six month periods remained constant. Interest expense increase $278,000 to $294,000 (2.7% of sales) in the current period from $16,000 (0.2% of sales) in the six months ended March 31, 1997. The increase arises from interest on the convertible note issued in the current period plus a $269,000 charge for the financing costs associated with this note's conversion option to shares of the Company's common stock below the market value at the time of conversion.

     The decrease in tax provision from $86,000 in 1997 to $82,000 in 1998 is attributable to reduction in income in the current period as a result of increased operating costs and the charge to operations of nondeductible costs for income tax purposes.

     Net income in 1997 decreased from a net profit of $91,000 to a net loss of $161,000 in 1998 for the reasons noted above.

COMPARISON OF THE YEAR ENDED SEPTEMBER 30, 1997 AND 1996

     Revenues increased $5,401,000 (54.1%) in the year ended September 30, 1997 to $15,389,000 from $9,988,000 for the year ended September 30, 1996. The increase is attributable to (i) an increase in the food products segment of $3,368,000 (34.7%) to $13,077,000 in 1996, (ii) the sales of clothing and auto paint products to Russian customers, which commenced in October, 1996, of $791,000 and $1,009,000, respectively, and (iii) an increase in other automotive parts sales of $234,000 (83.9%) in 1996 to $513,000 in the current period. The cost of sales in 1997 of $14,013,000 was $4,620,000 (49.2%) higher than the 1996 cost of sales of $9,393,000 which resulted in an improved gross margin of 8.9% in 1997 as compared to 6.0% in 1996. The improved margins resulted from the apparel sales and improved margins of food products. These improved margins were offset by reduced margins in the Company's sales of auto accessories items.

     Selling expenses increased $200,000 (87.3%) during 1997 to $429,000 or 2.8% of sales as compared to $229,000 or 2.3% of sales in 1996. This increase which is evenly split between the food products segment and the other segment, is attributable to an increase in fixed costs in 1997 of personnel and occupancy expenses resulting from the operating of the Company's World Trade Center office, plus an increase in variable selling expenses resulting from the increased sales volume.

     General and administrative costs increased $152,000 (36.1%) to 4.0% of net sales in 1997 from $449,000 (4.5% of net sales). This increase arises from additional personnel costs of which $137,000 is to the Company's officers. Depreciation and amortization increased $96,000 (685.7%) to $110,000 (0.7% of sales) from $14,000 (0.1% of sales) in 1996. This increase resulted from amortization of goodwill and deferred consulting contracts in 1997.

     Interest income remained relatively constant in both periods, whereas interest expense decreased $5,000 (15.6%) to $27,000 in 1997 primarily due to the reduction in long-term debt.

     The increase in the provision for taxes in the current period of $111,000 (or 0.8% of sales) to $118,000 from a provision of $7,000 in 1996 is the result of increased income.

     Net income increased $230,000 from a net loss of $101,000 in 1996 to $129,000 in 1997 as a result of the foregoing.

COMPARISON OF THE YEAR ENDED SEPTEMBER 30, 1996 AND 1995

     Net sales increased $7,668,000 (330.5%) to $9,988,000 in fiscal 1996 as compared to $2,320,000 in net sales in fiscal 1995. This increase is a mix of an increase in food sales of $8,374,000 and a reduction in automotive accessories sales of $706,000 from fiscal 1995 levels. This variant in product sales mix is the reason the cost of sales increased 4.8% to 84.0% of sales ($9,393,000) in fiscal 1996 from 89.2% of net sales ($2,069,000) in fiscal 1995. Historically, export sales of food products are more competitive and realize a lower gross margin than the sale of automotive accessories.

     Selling expenses increased $145,000 (170.6%) to $230,000 in fiscal 1996 from $85,000 in fiscal 1995. As a percent of sales they decreased from 3.7% in 1995 to 2.3% in 1996. The $145,000 increase is attributable to the payroll costs of increased personnel and the opening in February 1996 of the Company's new sales, administrative and executive offices in New York City.

     General and administrative costs increased $195,000 (66.3%) to $449,000 (6.3% of sales) in fiscal 1996 from $294,000 (12.7% of sales) in fiscal 1995. The higher costs attained in 1996 are largely attributable to the incurrence of $128,000 in professional and consulting fees in the last quarter of fiscal 1996 as well as increased administrative costs associated with the Company's new headquarters and increased sales volume.

     In fiscal 1996, the Company had interest income of $12,000 (net of interest expenses of $32,000) as compared to net interest expense of $21,000 (net of $4,000 in interest income) in 1995. The increase in interest income is the result of investing cash generated from operations in interest bearing cash equivalents.

     The provision for income taxes of $7,000 in 1996 resulted primarily from the non-deductibility of $236,000 of the above mentioned consulting fees while the $48,000 tax benefit reflected in fiscal 1995 arises from the loss incurred in that period.

     The net loss for both fiscal 1996 and 1995 was $101,000.

FINANCIAL CONDITION

MARCH 31, 1998 COMPARED TO SEPTEMBER 30, 1997

     The Company's free cash position at March 31, 1998 decreased $111,000 to $407,000 from $518,000 at September 30, 1997. The decrease is attributable to the increase in restricted cash (held by a bank as collateral for acceptance payable and bank lines of credit) of $135,000 and an increase in accounts receivable and inventories. Unrestricted cash was increased during the period from the net proceeds of the sale of a $500,000 convertible note.


     The Company had an operating cash flow deficit of approximately $1,531,252 for the six months ended March 31, 1998 and of approximately $770,990 for the year ended September 30, 1997. This represents an increase of 98.6%. The Company's operating cash flow deficit for the six months ended March 31, 1997 was $649,972, which represents a 135.5% increase to the March 31, 1998 amount. While the Company's cash flow deficit increased 135.5%, revenues increased only 54.9%. These cash flow deficits resulted from an increase in the Company's inventory position and a dramatic increase in accounts receivable. The Company is in the process of expanding its business, and management believes that in order to do so, it must operate with sufficient inventory and must offer its customers favorable credit terms. The Company's growth is being financed by receivable lines of credit from banks and extension of terms to customers. The Company expects this downward, negative trend in cash flows to continue as long as it is in the process of expanding its business. See 'Risk Factors -- Reliance on Exernal Sources of Financing; Substantial Operating Cash Flow Deficits.'



     The increase in accounts receivable is largely attributable to the Company's extending longer credit terms and larger credit amounts to its old and new customers. The extension of credit terms and larger credit amounts to its old and new customers are the result of market conditions and response to competitors' terms. Through July 9, 1998, approximately $3,800,000 of the March 1998 receivables were collected, and management expects to receive the remaining $350,000 in August 1998. The number of days of sales in open accounts receivable increased to 68 days at March 31, 1998 from 63 days at September 30, 1997 and from 12 days at September 30, 1996. The increase results from the Company's desire to expand its business which required offering more favorable credit terms to its new and old customers. The increase in the inventory level of $108,000 comes from an increase in apparel products of $40,000, an increase in the food segment of $88,000, and a reduction in the auto accessory inventory of $20,000. The March 31, 1998 inventory has $2,000,000 of paint inventory of which the Company has confirmed sales orders to ship approximately 50% by August 1998 and verbal indications from customers for the remainder to be shipped between August and December 1998.

     The Company in May 1996 acquired $2,800,000 of paint inventory. Through March 31, 1998 only $800,000 (28%) has been sold. The other non-food products in this segment have a turnover ratio of approximately 10 times per year while the food segment inventory turnover is in excess of 50 times per year. The large auto and paint inventory in relationship to sales during fiscal 1997 and the current six months is the result of financial problems incurred by the Russian auto industry's after market. Management believes the market conditions for its customers and therefore its products have improved and will go forward with shipments of these products. Previously, management believed that the market conditions in the CIS area could only safely sustain limited sales of its products whereas when it acquired the auto paint inventory in May 1996, management believed the economic climate in these areas was very good for these products and anticipated a significant turnover. The Company has confirmed a purchase order for paint in the amount of $955,196, which is expected to be shipped by August 15, 1998. Upon the completion of the sale of its present paint inventory, the Company will only purchase such products in sufficient quantities to fulfill customers' orders. The liabilities to the Company's banks increased $1,599,000 to $1,630,000 at December 31, 1997 from $31,000 at September 30,
1997. The increased use of the Company's four bank lines of credit was used to pay for the purchases of the Company's food segment products. This enabled the Company to reduce its accounts and acceptances payable obligations to $1,068,000 at December 31, 1997 from $1,440,000 at September 30, 1997.


     Accrued expenses, income taxes payable and other current liabilities in the aggregate remained stable.

     In January 1998 and May 1998, $220,000 and $150,000, respectively of the $500,000 convertible note plus accrued interest was converted into 201,673 and $298,964, respectively, shares of the Company's common stock. The Company received the net proceeds of the note in November 1997. The $130,000 balance of the note plus accrued interest thereon at 10% is due and payable on November 1, 1998. The noteholder may, at its option, convert any portion of or all of the remaining liability into shares of common stock at any time up to its due date.

     Stockholder's equity increased $297,000 to $4,446,000 at December 31, 1997 from $4,149,000 at September 30, 1997 even though the Company sustained a $161,000 net loss for the period. The $161,000 net loss included a $269,000 finance charge for the discount between the stated value of the Company's convertible note and the fair value of common shares the note could be converted into on the date of the note's issuance. The $269,000 charge to operations has a similar $269,000 increase to additional paid-in capital and stockholders' equity. Additional paid-in capital was also increased $189,000 for the conversion of $224,000 in debt -- net of $35,000 in deferred finance costs.

SEPTEMBER 30, 1997 COMPARED TO SEPTEMBER 30, 1996

     Cash and cash equivalents at September 30, 1997 of $518,000 is $178,000 more than the cash and cash equivalents of $340,000 in September 30, 1996. This increase in cash is primarily the result of cash generated from the reduction in restricted cash of $268,000. Restricted cash is held by a bank as collateral for outstanding acceptances payable.

     Accounts receivable increased $2,401,000 (750.3%) to $2,721,000 at September 30, 1997 while sales for 1997 increased $5,401,000 (54.1%). The increase in accounts receivable is not only attributable to the increased sales volume but also to the extension of credit terms for sales and a reduction in the requirement of cash prepayals prior to shipment. The Company's inventory level at September 30, 1997 was $885,000 less than the $2,889,000 level at September 30, 1996 primarily because of a $818,000 reduction in the automotive paint inventory.

     The Company expended $3,000 to acquire property assets in fiscal 1997 and expensed $50,000 in professional fees in 1997 in connection with the successful sale of the $500,000 (10%) Convertible Note in November 1997. The Company issued 25,000 shares of its Common Stock, in the aggregate, in payment for indebtedness for services rendered and consulting services to be rendered.

     Accounts and acceptances payable increased $272,000 to $1,440,000 at September 30, 1997 from $1,168,000 at September 30, 1996.

     Accrued expenses and other current liabilities increased $118,000 to $249,000 at September 30, 1997 primarily as a result of an increase in professional fees payable of $75,000 and an increase in salaries and interest payable to related parties of $32,000.

     The income tax liability of $91,000 (net of $52,000 deferred tax asset) at September 30, 1997 is $110,000 higher than the $22,000 deferred tax assets (net of $14,000 current liability). The increased obligation is a result of the provision for taxes based upon the income for the year ended September 30, 1997.

     Notes payable to banks and related parties of $218,000 at September 30, 1997 was $211,000 less than the September 30, 1996 amount of $429,000. This is the result of the repayment of long-term debt and related party debt of $242,000 and the use of two bank lines of credit of $31,000 at September 30, 1997. The Company satisfied obligations for services rendered aggregating $144,000 at September 30, 1996 by the issuance of 325,000 shares of its Common Stock.

     Stockholders' equity increased $1,230,000 to $4,149,000 at September 30, 1997 from $2,919,000 at September 30, 1996. The increase arises from the issuance of the Company's common stock for services, cash and Shuttle's minority interest aggregating $1,101,000 during the period and the net income of $129,000 earned during the period.

SEPTEMBER 30, 1996 COMPARED TO SEPTEMBER 30, 1995

     Unrestricted cash and cash equivalents increased $76,000 from $264,000 at September 30, 1995 to $340,000 at September 30, 1996 and restricted cash increased $206,000 to $1,136,000 at September 30, 1998. The increase in cash and cash equivalents primarily is the result of the net proceeds from loans to the Company from its stockholders and other related parties of $210,000 and the non-cash charge of $128,000 to operations in the fourth quarter of fiscal 1996 from the issuance of shares of the Company's common stock in December 1996 at their fair market value for services rendered by counsel and consultants. These professionals valued their services at $44,000.

     Accounts receivable decreased $162,000 to $320,000 at September 30, 1996 from $482,000 at September 30, 1995 because of the Company's expanded use of obtaining advance payments from customers for sales prior to shipment of the products.

     Inventories increased $2,869,000 from $20,000 at September 30, 1995 to $2,889,000 at September 30, 1996. This increase resulted from the acquisition of $2,819,000 of automotive paint products for 56,389 shares of the Company's common stock in May 1996. The Company commenced selling these products in fiscal 1997. In fiscal 1996, the Company used $52,000 of cash to acquire property assets and for deposits on its leaseholds.

     Accounts and acceptances payable, accrued expenses and other current liabilities aggregated $1,299,000 at September 30, 1996 which is $57,000 less than these liabilities aggregated at September 30, 1995. The reduction is largely due to the payment of accrued salaries and rent to the Company's officers and entities affiliated with the officers.

     The deferred income tax asset (net of currently payable income taxes) decreased from $39,000 at September 30, 1995 to $22,000 at September 30, 1996 as a result of the reversal of timing differences between the deductibility of expenses for income tax and financial reporting purposes.

     Notes payable aggregated $386,000 at September 30, 1995 of which $11,000 was to related parties which was paid in fiscal 1996 and $375,000 is an installment note payable to a bank. The installments due and paid in fiscal 1996 were $167,000 resulting in the liability to the bank of $208,000 at September 30, 1996. During fiscal 1996, the Company's officers and/or entities affiliated with the officers loaned the Company $220,000 for working capital requirements. Such notes were outstanding at September 30, 1996.

     At September 30, 1996, the Company had recognized a liability of $128,000 for services rendered by professionals and consultants during fiscal 1996. These obligations were satisfied by the issuance of shares of the Company's common stock in December 1996.

     Stockholders' equity increased $2,864,000 to $2,918,000 at September 30, 1996. The increase arises from the issuance of shares of the Company's common stock for cash of $147,000 and inventory of $2,819,000 less the net loss incurred in fiscal 1996 of $101,000.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's working capital at March 31, 1998, September 30, 1997 and 1996 was $4,034,000, $3,714,000 and $3,026,000, respectively. The Company's primary sources of working capital have been (i) the proceeds from its bank lines of credit, the Convertible Note, the working capital term loan, related party loans and advances, and (ii), the issuance of its securities for cash, as payment for services rendered and as payment for inventory. The Company, in January 1996 and March 1996, issued 971 shares and 500 shares, respectively, of its common stock for cash payments of $97,000 and $50,000, respectively. In May 1996, the Company issued 56,389 shares of its common stock for inventory whose fair market value was $2,819,400. The Company issued 325,000 shares of its common stock in payment of $128,000 of obligations incurred for services rendered. The Company in 1997 issued 870,000 shares of its Common Stock to 29 investors for an aggregate of $522,000 in cash (before costs associated with the offering). Prior to the acquisition of Shuttle in December 1996, the then stockholders of Shuttle sold 10% of its capital shares for $100,000 in cash. The Company acquired this 10% minority interest in Shuttle for 250,000 shares of its common stock as part of the same transaction in which it acquired 90% from three of its officer/directors for 2,250,000 shares of common stock.

     Currently, the Company's primary cash requirements include (i) the funding of its inventory purchases for and receivables from sales of products and (ii) ongoing selling, administrative and other operating expenses. Management believes that the Company's cash liquidity position will also be enhanced by the sale of and reduction in the paint inventory and that its present two unsecured bank lines aggregating $100,000 and its three secured letter of credit and acceptances payable lines of credit aggregating $3,525,000 and the net proceeds from the issuance at par of its $500,000, 10% Convertible Note in November 1997, of which $220,000 was converted into shares of the Company's common stock in January 1998 and $150,000 was converted into shares in May 1998, should be, in the aggregate, sufficient to fund the Company's operations for the next 12 months if the Company's operations are consistent with management's expectations. The Company may need additional financing thereafter. There can be no assurance that the Company will be able to obtain financing on a favorable or timely basis. The type, timing and terms of financing elected by the Company will depend upon its cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. Moreover, any statement regarding the Company's ability to fund its operations from expected cash flows is speculative in nature and inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.

                                    BUSINESS

GENERAL

     The Company is a full service distributor which exports dairy and meat products, seafood, instant soups, deli products and other grocery items from the United States and Europe to the Russian and Eastern European marketplace through its subsidiary, Globus Food Systems International Corp. The Company plans to expand its distribution system in Russia, including the improvement of existing warehouse facilities and development of new warehouses. In October 1996, the Company commenced export to Russia of acrylic auto paint.

     Shuttle International Ltd., a New York corporation ('Shuttle'), the Company's wholly owned subsidiary, is engaged in the distribution and exportation of non-food products such as auto parts and clothing, primarily to Russia and the CIS states, generally the same geographic areas involved with the Company's food business.

     The Company has a Russian-born, American corporate management team with extensive experience in managing, operating and developing distribution businesses in international and domestic markets. The Company's senior management are Serge Pisman, Yury Greene and Herman Roth. See 'Management'.

     The market for distribution and marketing of food products in the CIS and Russia is highly competitive. The Company believes its main competitors are major American companies with brands such as Heinz'tm', Kraft'tm', General Foods'tm', and Campbell'tm' which are currently in the marketplace. The Company has established a distribution network which is expanding. The Company is seeking to increase distribution of existing and newly introduced products in current markets. The Company's food products are currently marketed through its distribution system in over 30 cities in Russia and the CIS states. The products are sold in over 800 leading supermarkets and food stores in Moscow and other regions. In addition, the Company attends most major trade shows in Russia and the CIS states and it is featured in different trade publications and directories. The Company believes that it enjoys an increasing awareness among Russian, as well as other, food importers and distributors.

DEVELOPMENT OF BUSINESS

     The Company was incorporated on October 24, 1984 under the name Ross Custom Electronics ('Ross') and was originally engaged in the electronics business. On May 6, 1995, Globus Food Systems International Corp., a privately held Delaware corporation engaged in the business of exporting food supplies, was merged into Ross, and Ross changed its corporate name to Globus Food Systems International Corp. On October 18, 1996, the Company changed its corporate name to Globus International Resources Corp. to reflect a broadening of its exporting business to include non-food related products and services. In September 1996, the Company formed a New York corporation, Globus Food Systems International Corp. ('Globus Foods'), a wholly owned subsidiary, which conducts its food exporting business.

     On December 11, 1996 the Company acquired, from Serge Pisman, Yury Greene and Herman Roth, its principal shareholders, and others, all of the issued and outstanding capital stock of Shuttle in exchange for 2,500,000 shares of the Company's common stock. Shuttle is engaged in the business of exporting non-food products, principally auto parts and western clothing and accessories.

     The Company's principal place of business is located at Two World Trade Center, Suite 2400, New York, NY 10048. The Company is engaged, through Globus Foods, in the marketing and exporting of foods from the United States and certain European countries primarily to Russia and former USSR republics (also referred to as the Commonwealth of Independent States ('CIS'), for resale to supermarkets and restaurants. The Company has also arranged for the export of acrylic auto paint to Russia.

DESCRIPTION OF BUSINESS

     The Company is a full service distributor exporting a variety of food products from selected quality manufacturers in the United States and Europe to the Russian and Eastern European marketplace through Globus Foods. Certain of these manufacturers sell their products in these territories exclusively through Globus Foods. The Company sells dairy and meat products, seafood, instant soups, deli products and some other grocery items. Russian warehouse facilities for food products are generally inadequate and the Company plans to improve existing facilities and develop new warehouses in Russia in order to provide consumers with broad access to American and European food products.

     Meats, sausages and deli products comprise approximately 75% of all of the Company's food items. Diary products and seafood constitute approximately 12% and 10% respectively. The remaining 3% include instant soups and various other grocery items. The shipment of these food products increase in October, November and February due to the observance of traditional national and religious holidays.

     In October 1996, the Company commenced export to Russia of acrylic auto paint. In connection therewith it entered into an agreement in May 1996 with Fruit Impex S.A., a Panamanian corporation to acquire acrylic auto paint valued at $2,819,400 in exchange for 56,389 shares of Common Stock (adjusted for the Company's reverse stock split). The shares are subject to a three year escrow and voting rights agreement wherein the Company is entitled to all voting rights. The Company, at its option, during the three year escrow term may repurchase all or a portion of the shares for $75.00 per share.

     On September 12, 1997, the Company entered into a letter of understanding with Globe Meat Technology Ltd. ('GMT Denmark'), a Danish corporation and Globe Meat Technology Poland S.A. ('GMT Poland'), a Polish corporation. The letter of understanding contemplates the entry by the parties into a commercial trade agreement whereby the Company would export pork products to Russia and other CIS countries. Pursuant to such an agreement, the Company, with the assistance of GMT Poland, would open a $2,000,000 revolving line of credit in its own name at a Polish bank. The Company would purchase pigs from Polish farmers for delivery to GMT Poland. GMT Poland would then slaughter the pigs and process the meat according to the Company's specifications, based upon the market for such meat products in Russia and other CIS countries. At the end of one year, the Company will have an option either to receive 30% of the net profits of GMT Poland or to purchase a 30% equity interest in GMT Poland at a purchase price of $2,000,000.

     GMT Denmark is a Danish company which develops meat processing plants (based on Danish technology and know-how) globally to promote Danish technology and meat products for export. Although Russia and other CIS states ceased the regulation of prices in 1992, since the beginning of 1995, Russia has reinstated certain price regulations. From time to time, the federal government of Russia as well as certain regional authorities place direct price limitations on certain products and subsidize products to maintain certain price levels. In some cases, these governments place restrictions on profits which can be derived from sales of food products. See 'Risk Factors -- Risks Relating to Russia and the CIS.'

     Russia and the other CIS states frequently experience shortages of grain and other food products. These shortages result in higher prices and in greater reliance on foreign food producers and distributors, such as the Company.

SHUTTLE INTERNATIONAL, LTD.

     On December 11, 1996, the Company acquired all of the issued and outstanding shares of capital stock of Shuttle International, Ltd. ('Shuttle'). Shuttle is engaged in the distribution and exportation of non-food products such as auto parts and clothing primarily to Russia and the CIS states, generally in the same geographic areas involved with the Company's food business.

     Shuttle supplies auto parts and accessories to large wholesalers, auto-service repair shops and automotive parts stores. These repair shops and stores service exclusively automotive needs for automobiles not made in Russia or the CIS. Shuttle ships to its large wholesaler customers container loads, on a weekly basis, by air as well as sea. Shuttle has established relationships with large U.S. wholesalers and manufacturers, as well as local dealers which credit terms of from 30-45 days.

     Shuttle is an exclusive supplier of American western clothing to the 'Texas' chain of Western wear clothing and apparel stores in Moscow. The Company supplies jeans, shirts, outerwear, hats, belts, boots, etc. from American manufacturers to Russian retailers and wholesalers.

     Shuttle also has an International Seminars Department which provides directors and management of large and medium sized Russian companies, with western banking, financial systems and accounting seminars at the World Trade Center Institute in New York City.

     Shuttle, in cooperation with the Canadian modular housing manufacturer 'Modulex', has built modern cottages in an exclusive Moscow suburb. All houses were pre-built in Canada and shipped in sea containers.

     The Company's food and non-food distribution and exporting businesses contribute approximately 85% and 15% of gross revenues respectively during fiscal 1997.

PRINCIPAL SUPPLIERS

     The Company has formed trade relationships with international food manufacturers which supply the Company's food products and include Banner Smoked Fish, Inc., a processor of smoked fish, Jermi Fasewerk, a manufacturer of smoked and processed cheeses, Fodor Cheese, Comapeche a maker of seafood products, and Interaliment, a manufacturer of frozen surimi and various fish products. The Company does not believe that the loss of any of its suppliers would have a material adverse effect on its business.

DISTRIBUTION AND MARKETING OPERATIONS

     The Company sells food products to distributors who distribute to major supermarkets, restaurants, and other food vendors in Russia and the CIS. The Company has established a distribution network which is expanding. Sales to two customers, Marcon-Express and Marcon-Trade, accounted for 46.6% and 45.8% of sales in fiscal 1997. During the three months ended December 31, 1997 sales to these customers were 31.0% and 30% of the total sales. Also during this period, another customer, GMT, accounted for 31.2% of food sales. These customers each accounted for 47.8% of the food section sales. Customer/distributors for the other lines of products are M-Auto, Texas and Envilad. Sales to these distributors accounted for 46.1%, 35.0%, and 0% for the quarter ended December 31, 1997 and 30.0%, 25.5% and 39.0% for fiscal 1977. The Company does not believe that this concentration of sales represents a material risk of loss with respect to its financial position. While the size of the markets in Russia and Eastern Europe is substantial and demand for food items is strong, there are only a few companies that export food products at competitive and comparable prices. Price fluctuation in the cost of goods, however could materially affect the results of the Company's operations.

     All of Shuttle's sales for the year ended September 30, 1996 were to one customer in Russia, Markon-Auto. During fiscal 1996, Shuttle sold only aftermarket automotive parts which were purchased from new and used car dealers as well as auto parts retailers, all of whom are located in the Metropolitan New York City area. In Moscow, Shuttle's principal market for auto parts and auto repair facilities are conducted generally from large terminals enabling the Company to concentrate its sales to several large distributors.

     In 1996, Shuttle commenced exporting and distributing in Russia a broad line of active wear, Western style clothing and Native American accessories. Shuttle has not established exclusive arrangements with its manufacturers and suppliers.

     The Company is seeking to increase distribution of existing and newly introduced products in current markets. The Company believes that in order to continue to improve profit margins, it must reduce the cost of goods sold and increase sales volume. The Company expects to reduce costs by obtaining volume discounts from its suppliers, and increase its gross margin by offering its customers better credit terms. The Company's food products are currently marketed through its distribution system in over 30 cities in Russia and the CIS states. The products are sold in over 800 leading supermarkets and food stores in Moscow and other regions. In addition, the Company attends most major trade shows in Russia and the CIS states and it is featured in different trade publications and directories. The Company believes that it enjoys an increasing awareness among Russian, as well as other, food importers and distributors.

     Generally, the Company receives orders from Russian and European wholesale distributors. These orders are filled by the Company's principal suppliers against the Company's bank letters of credit and on general credit terms. Approximately 30% of the Company's customers pay to the Company in advance of delivery of the order up to 50% of the charge for the order with the balance due within 30 days. The Company has thus far experienced good credit relations with its customers.

COMPETITION

     The Company faces significant competition in the marketing and sales of its products. The recent economic reforms and political changes in Russia created enormous business opportunities for US agribusiness companies. During 1997, US exports of agricultural products and machinery increased over 400% and export of food processing machinery increased over 80%. European and American manufacturers are desirous of marketing and distributing their products and services to the former Soviet Union markets. The Company believes its main food product competitors are major American and international companies with brands such as Heinz'tm', Kraft'tm', General Foods'tm', General Mills'tm', Nabisco'tm', Nestle'tm' and Campbell'tm' which are currently in the marketplace. Shuttle competes with dealerships and auto manufacturers located in Russia and the CIS with a supply of parts and other import/exports. These companies have greater marketing, distribution, financial, and other resources than the Company permitting such companies to secure significant contracts and implement extensive advertising. However, these American manufacturers do not find it cost efficient to contract with small vendors whereas the Company sells its products to both large and small distributors. American and European manufacturers and distributors are reluctant to deal directly with Russian companies due to the high risk of letters of credit issued by Russian banks, the lack of strong credit history of Russian companies, and the lack of established business practices and a fully developed legal system. The Company however is willing to deal with the Russian and Eastern European distributors since its management is familiar with both Western and Russian business practices and understands Russian customer needs.

SEASONALITY

     The Company's product mix consists of food, clothing, automotive parts and equipment. Sales of food products tend to increase during the months of October, November and February. Sales of clothing, auto parts and equipment tend to increase during the months of October, November and December. These increases generally coincide with the observance of traditional religious and state holidays.

BUSINESS STRATEGY

     The Company plans to concentrate its efforts to expand its food exporting business by attracting more customers and offering a larger variety of food items on competitive terms. The Company plans to continue to identify other product lines for export where its export expertise can be profitably utilized. In addition to expanding its exporting and distribution business the Company will consider joint venture opportunities in its established geographic and business areas.

     The Company's management believes that the Company may benefit from vertical integration of its food operations, which, it is believed, can provide production and cost controls on finished products, reduced tariffs, private labeling and higher profit margins. As part of its vertical integration strategy, the Company has entered into a letter of intent with GMT Poland and GMT Denmark for the procurement and processing, in Poland, of pork and pork products, under its own proprietary label, for distribution throughout Russia and the CIS. Pursuant to a final agreement, as contemplated in the letter of intent, the Company, with the assistance of GMT Poland, would open a $2,000,000 revolving line of credit in its own name at a Polish bank. The Company would purchase pigs from Polish farmers for delivery to GMT Poland. GMT Poland would then slaughter the pigs and process the meat according to the Company's specifications, based upon the market for such meat products in Russia and other CIS countries. At the end of one year, the Company will have an option either to receive 30% of the net profits of GMT Poland or to purchase a 30% equity interest in GMT Poland at a purchase price of $2,000,000. See 'Description of Business.'


     The Company formulated its plans for the GMT venture in response to increasing demand for pork and pork by-products, such as sausages, in Russia and the Ukraine. The Company exported to Russia approximately $2 million of products in the last two years from Steff Houlberg, a Danish pork producer which slaughters 2.4 million hogs per year. Since the Company is an exporter of Danish meat products to Russia, it decided to enter into an alliance with a member of the Danish meat industry, GMT Denmark, to establish slaughtering and meat processing plants in Eastern Europe and Russia. The Danish meat industry, specifically the pig meat industry, is based on a cooperative system in which Danish farmers produce over 20 million pigs per year and export over 80% of the production, making Denmark one of the world's largest exporters of pig meat. GMT Denmark had approximately $8,662,481 in total assets, approximately $2,436,041 in net assets and approximately $4,427,326 in net sales as at, and for the year ended, December 31, 1997.


     To achieve such high production, Denmark has developed modern techniques for slaughtering and processing pig meat. Only four slaughterhouses process the entire production of the Danish farmers. Strict controls on hygiene and the use of new technology have ensured that Danish meat products meet the highest quality standards throughout the world.

     Because of high custom duties for finished food products in Russia and the Ukraine, the Company intends to own and construct a meat processing plant in Moscow, using Danish know-how and technology, which would process frozen pig carcasses from Poland into a variety of finished products which cater to the tastes of the Russian market. By importing raw material from Poland, the Company can substantially reduce tariffs and increase its profitability. Pigs in Russia are more expensive than in Poland because they are raised on collective farms in Russia in contrast to individual farms in Poland. The Company estimates the total cost of such a plant at $3-4 million and tentatively plans to finance the project either through a joint venture with a Russian company or the issuance of debt or equity.

     The Company is also planning to build a 100,000 square-foot refrigerated warehouse facility in Moscow, 85% of which would be allocated to frozen and chilled foods and the remaining 15% to dry storage. As planned, the building would contain new refrigeration and computer equipment from U.S. manufacturers. The Company estimates that the building will cost approximately $10,000,000 to build and will take approximately a year to complete. Preliminary investigation of sites in Moscow has uncovered several properties which already have some of the infrastructure in place.

     In July 1997, the Company met with representatives of Ex-Im Bank, Overseas Private Investment Corporation, and the U.S. Trade and Development Agency ('TDA') in Washington to determine their interest in funding new refrigerated warehouses in Moscow. Based upon their interest, the Company submitted a proposal to the TDA requesting a grant for a feasibility study for one warehouse in Moscow. In December 1997, the TDA approved $100,000 for such a study, which is expected to begin in early 1998. The study may take about three months, and should generate a business plan to enable the Company to obtain government funding for the design and construction of the plant. Based upon preliminary discussions with government agencies and commercial banks, the Company believes that approximately 85% of the project may be financed using funds from such agencies or banks.

     Throughout Russia, there is a dearth of modern, refrigerated warehouses which can reliably provide cold storage for frozen food. Most of the existing facilities are over fifty years old, use antiquated refrigeration equipment, have inadequate or unreliable power sources, and lack security for stored merchandise. Most U.S. exporters are reluctant to ship bulk quantities of frozen food to Russia because of this shortage of reliable frozen food warehouses. Consequently, most of the frozen food shipped into Russia comes from European manufacturers in truck quantities or from exporters who have their own storage facilities.

     Shuttle is considering participation in the construction of a new plant in Moscow to build automatic transmissions for the local car market. The anticipated cost for the plant is $3 million. The Russian government is currently considering funding for the project, if the plant can produce transmission parts for domestic autos, and should finalize its conclusions in mid 1998. The Company may also participate with a U.S. manufacturer.

GOVERNMENT REGULATION

     The Company is required to comply with customs and import regulations in the countries to which it imports its product. To the best of its knowledge, the Company is in compliance with all such regulations.

EMPLOYEES

     At January 8, 1998, the Company employed 9 persons on a full time basis. The Company also hires from 2-4 part time temporary workers on a day to day basis, depending upon its requirements. None of the Company's employees is represented by a union.

PROPERTY

     The Company, pursuant to a five-year agreement with the Port Authority of New York and New Jersey, leases approximately 2,840 square feet of space for an administrative, clerical and executive office for the Company's export business at 2 World Trade Center, Suite #2400, New York, NY 10047. The term of the lease commenced on February 15, 1996. Annual rent payments are $62,484 in years one and two, $68,160 in year three, $76,680 in year four, and $82,368 in year five. Under the terms of the Agreement, the Port Authority has the right to terminate this Agreement without cause, subject to certain conditions, at any time on one hundred eighty (180) days' notice to the Company. The Company also has a lease with 1616 Mermaid Associates for a five year term which commenced on January 1, 1995 for approximately 1,000 square feet at 1616 Mermaid Avenue, Brooklyn, New York 11224. The annual rent is $12,000. The Company has an option to renew this lease for an additional five year term with annual rent increased by 9%.

     Shuttle, pursuant to a five year lease agreement with 1616 Mermaid Associates, leases approximately 1,000 square feet of space for its export business at 1616 Mermaid Avenue, Brooklyn, New York 11224. The term of the lease commenced on March 1, 1994. The annual rent is $18,000.

     1616 Mermaid Associates is owned by Messrs. Serge Pisman, Herman Roth and Yury Greene, the Company's President, Secretary and Treasurer, respectively.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company:

                   NAME                       AGE             POSITION
-------------------------------------------   ---   -------------------------------------------

Serge Pisman...............................   33    President and Director
Herman Roth................................   49    Secretary and Director
Yury Greene................................   58    Treasurer and Director

     Serge Pisman has been President and a Director of the Company since May 1995 and is responsible for business development of food products, food related equipment and modular construction supplies in Russia and CIS states. Mr. Pisman has been Executive Vice President of Shuttle since 1991. Mr. Pisman has a Bachelor's degree in accounting from Brooklyn College.

     Yury Greene has been Treasurer and a Director of the Company since May 1995 and is responsible for customer relations and contract negotiation with U.S. and European suppliers of food products and food related services and implementation of the first modular construction project in Moscow, Russia. Mr. Greene has been President of Shuttle since 1991. Mr. Greene has a Bachelor's degree in Electrical Engineering from the Politechnical Institute in Lvov, Ukraine.

     Herman Roth has been Vice President of Shuttle since 1991 and is responsible for establishing food products and food related equipment and business development. Mr. Roth has been Secretary and a Director of the Company since May, 1995. Mr. Roth has a Bachelor's degree in economics from the Leningrad Agricultural Institute in Russia.

LIMITATIONS ON PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     The Nevada Business Corporation Act, in general, allows corporations to indemnify their directors and officers against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of the criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding, or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation.

     The Company will enter into an indemnification agreement with each of its directors and officers.

OTHER SIGNIFICANT EMPLOYEES

     Eric Piker, age 32, has been Director of International Sales of Shuttle since April 1992 and is responsible for food product research contracts and customer relations. Mr. Piker has been director of international sales and marketing of the Company since May 1995.

EMPLOYMENT AGREEMENTS

     In January 1998, the Company entered into separate employment agreements with Serg Pisman, Yury Greene and Herman Roth at annual salaries of $150,000 each. The agreements provide that Mr. Pisman shall be President, Mr. Greene, Treasurer and Mr. Roth, Secretary. The agreements are all for a term of five (5) years and automatically renew for successive one (1) year periods unless terminated on notice at least 60 days prior to the end of the term by either the Company and/or the employee. Each of the employees may be awarded bonuses as agreed and set by the board of directors of the Company and are also entitled to all rights and benefits under the Company's stock Option Plan. The employment agreements provide that unless the employee is terminated without cause, that for a period of twelve (12) months after such termination, the employee will not directly or indirectly compete with the Company in any capacity. Each of the agreements also provide that the employees will refrain from disclosing information confidential to the Company.

     In October 1996, Eric Piker entered into an employment agreement with the Company for a term of 3 years as its Director of International Sales. The agreement provides for Mr. Piker to receive a salary of $676 per week through March 21, 1997 and $1,320 per week thereafter.

EXECUTIVE COMPENSATION

     The Company has not paid any compensation exceeding $100,000 to its executive officers since its merger in 1995.

     The following table sets forth the annual compensation for the Company's Chief Executive Officer and President:

                                                                                           LONG TERM COMPENSATION
                                                                                         --------------------------
                                                                                           AWARDS        PAYOUTS
                                                           ANNUAL COMPENSATION           ----------    ------------
                                                    ---------------------------------    SECURITIES
           NAME AND PRINCIPAL                                            OTHER ANNUAL    UNDERLYING     ALL OTHER
                POSITION                    YEAR    SALARY*    BONUS     COMPENSATION     OPTIONS      COMPENSATION
-----------------------------------------   ----    -------    ------    ------------    ----------    ------------

Serge Pisman, President..................   1997    $90,000     2,000        --
                                            1996     47,000     1,667
                                            1995     34,000

------------

* $34,000 was accrued during 1995 but paid in 1996; $19,118 was accrued during 1996 but paid in 1997; and $14,528 was accrued during 1997 and will be paid in 1998.

STOCK OPTION PLAN

     The Globus International Resources Corp. 1998 Associate Stock Option Plan (the 'Option Plan') was adopted by the Board of Directors of the Company on December 31, 1997. The purpose of the Option Plan is to advance the interests of the Company and its stockholders by encouraging participation in the ownership and economic progress of the Company by the Company's Associates (as that term is defined in the Option Plan) and to provide such Associates with an opportunity to participate in the increased value of the Company which their efforts helped produce. The stock options granted under this Option Plan will be nonstatutory stock options not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Employees, officers, directors, consultants, contractors and advisors of the Company or any subsidiary are eligible to receive grants of the Option Plan stock options. The per share option price of the Common Stock subject to each option shall be at least equal to the greater of 110% of the fair market value of the Company's Common Stock on the date of grant. The Option Plan is administered by a committee appointed by the Board of Directors. The Option Plan provides that a maximum of 500,000 shares of Common Stock may be issued upon the exercise of options granted under the Option Plan. If any option granted under the Option Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares, subject to that option will be available for additional option grants. As of the date of this Prospectus, no options have been granted under the Option Plan.

                              CERTAIN TRANSACTIONS

     Herman Roth loaned $125,000 to the Company in April, 1996 in exchange for the Company's 7% promissory note in the principal amount of $125,000. This note, payable on March 31, 1997 was extended to April 30, 1998.

     Ida and Victor Pisman, Serge Pisman's parents, loaned $20,000 to the Company in August 1996 in exchange for the Company's 15% promissary note in the principal amount of $20,000. This note was payable on August 22, 1997 and was extended to August 25, 1998.

     Olitsa Roth, through a professional corporation she owns, Herman Roth's wife, loaned $75,000 to the Company in July, 1996 in exchange for the Company's 7% promissary note in the principal amount of $75,000. This note was paid in full on March 4, 1997.

     Prior to the acquisition of Shuttle, Serge Pisman, Herman Roth and Yury Greene owned collectively 90% of the capital stock of Shuttle. All of the issued and outstanding shares of capital stock of Shuttle were acquired by the Company on December 11, 1996 in exchange for 2,500,000 shares of the Company's common stock.

     Serge Pisman, Herman Roth and Yury Greene own 1616 Mermaid Associates which leases office space to the Company and to Shuttle. See 'Property.'

     Serge Pisman, Herman Roth and Yury Greene have personally guaranteed payment of sums due under the Company's $1,500,000 line of credit with the Park Avenue Bank, N.A.

     Yury Greene has personally guaranteed payment of sums due under the Company's $75,000 line of credit with Chase Manhattan Bank, N.A.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of Stock, as of the date of this Prospectus and as adjusted to reflect the conversion of the Note into the underlying Shares and Warrants
(i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the Company's named executive officers and (iv) all directors and executive officers of the Company as a group.

                             NAME AND ADDRESS OF                                AMOUNT AND NATURE     APPROXIMATE
                              BENEFICIAL OWNER                                    OF OWNERSHIP        % OF CLASS
-----------------------------------------------------------------------------   -----------------    -------------

FTP Inc.(1)..................................................................       1,513,542(1)         21.74%
Robert W. Martyn(1)(2).......................................................       1,513,542(2)         21.74%
Serge Pisman(3)..............................................................       1,116,667            16.04%
Herman Roth(3)...............................................................       1,116,666            16.04%
Yury Greene(3)...............................................................       1,116,666            16.04%
All directors and officers as a group (3 in number)..........................       3,349,999            48.12%

(1) FTP Inc.'s and Mr. Martyn's address is 48 Par-La-Ville Road, Hamilton, Bermuda HM11. The 1,513,542 shares beneficially owned represents 500,637 owned directly, 256,134 Shares which FTP, Inc. has the right to purchase upon conversion of the Note, at an assumed price of $0.53 per share and shares underlying 756,771 Warrants, which are issuable in an amount equal to the number of shares obtained in the conversion of the Note.

(2) Mr. Martyn owns his securities indirectly as sole shareholder of FTP Inc.

(3) Messrs Pisman, Roth and Greene's business address is 2 World Trade Center, New York, New York 10048. Each of these officers has an option to acquire 300,000 shares of Common Stock at an exercise price of $1.72, which is 110% of the average bid and asked price per share on the date of grant, which is included in the shares for each officer and the total.

                              PLAN OF DISTRIBUTION


     The Company will receive none of the proceeds from the sale of the Shares and Warrants by the Selling Securityholder. Upon the conversion of the remaining balance of the Note, in full, at an assumed price of $0.53 per share, the Company will have benefitted from the cessation of its indebtedness represented by the Note in the approximate amount of $500,000. This Prospectus relates to the sale of the Shares underlying the Note as well as the Shares underlying the Warrants any of which Shares and Warrants may be sold from time to time by the Selling Securityholder. The Selling Securityholder may sell Shares and/or Warrants in any of several ways, including without limitation, negotiated transactions, block sales or individual sales. The Company does not know for certain how the Selling Securityholder will choose to make such sales. However, the Selling Securityholder has represented to the Company that it currently has no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of the Shares or Warrants. The Selling Securityholder has further represented that no securities selected dealer agreement or similar agreement is intended to be utilized with respect to the offering and sale of the Shares and Warrants and that, as currently contemplated, any sale of Shares or Warrants will take place in an ordinary brokerage transaction, without any placement or other agent and for normal and customary brokerage fees and/or commissions.


     The Company will bear all of the expenses of registration of the Shares and Warrants under the federal and state securities laws, including legal and filing fees. Such expenses payable by the Company are currently estimated to be $90,000.

SELLING SECURITYHOLDER

     FTP Inc., a Bahamian corporation, is the holder of the Note which is convertible into all of the Shares and Warrants offered hereby. FTP, Inc. presently owns 500,637 shares of the Company's Common Stock. Assuming the balance of the Note is converted in full at the assumed conversion price of $0.53 per share, FTP Inc. will own 756,771 shares of Common Stock and 756,771 Common Stock Purchase Warrants. As a result, FTP Inc. will own 21.7% of the Company's outstanding Common Stock, prior to any sales by FTP Inc. pursuant hereto.

                           DESCRIPTION OF SECURITIES

     The following description of the Common Stock of the Company and the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of the Nevada Business Corporation Act.

COMMON STOCK

     The Company is authorized to issue 50,000,000 shares of common stock, $.001 par value of which 5,049,497 shares are currently issued and outstanding and an additional 256,134 shares of which will be issued and outstanding upon conversion of the balance remaining on the Note. The holders of shares of common stock have one vote per share. None of the shares have preemptive or cumulative voting rights, have any rights of redemption or are liable for assessments or further calls. None of the shares will have any conversion rights. The holders of common stock are entitled to dividends, when and as declared by the Board of Directors from funds legally available therefor and upon liquidation of the Company to share pro rata in any distribution to shareholders.

     On October 18, 1996, the Company reverse split its common stock reducing the number of shares outstanding from 17,692,899 to 353,860.

10% CONVERTIBLE NOTE

     The Company has outstanding a 10% Convertible Note, the underlying securities of which are being offered hereby. The Note is convertible at the option of the holder thereof at any time. The number of shares of Common Stock that shall be issuable upon conversion of the Note shall equal the amount of the outstanding principal for which a Conversion Notice (as such term is defined in the Note) is given, divided by the conversion price, which in turn is equal to the lesser of (i) $2.50 per share or (ii) seventy-five percent of the average closing bid prices of the Company's Common Stock as reported on the Over-the-Counter Bulletin Board for the five consecutive trading days immediately preceding the date of conversion. If an effective Registration Statement of the underlying shares of common stock and warrants into which the convertible note may be converted is not filed by January 2, 1998, then the conversion price is adjusted to the lesser (i) of sixty-five (65%) of the average closing bid prices of the Company's Common Stock as reported for the five preceding trading days or (ii) $2.50 per share.

COMMON STOCK PURCHASE WARRANTS

     Upon conversion of the Note, the Selling Securityholder will receive an amount of Common Stock Purchase Warrants equal to the number of Shares received by the Selling Securityholder pursuant to the conversion. Each Warrant is immediately exercisable and entitles the holder thereof to purchase one share of Common Stock at a price of $3.625 per share.

TRANSFER AGENT

     Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York is the transfer agent and registrar for the Company's common stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Assuming the conversion of the remaining $130,000 balance on the Note in full at the assumed conversion price of $0.53 per share, the Company will have outstanding 5,305,631 shares of Common Stock, not including options to acquire 300,000 common shares issued to each of Messrs. Pisman, Greene and Roth. Of such 5,305,631 shares, 2,755,000 shares will be 'restricted securities' and in the future, may be sold only in compliance with Rule 144 or other exemption under the Securities Act, unless registered under the Securities Act. Under Rule 144, a person who has owned Common Stock for at least one (1) year may, under certain circumstances, sell within any three-month period, a number of shares of Common Stock that does not exceed the greater of one (1%) percent of the then outstanding shares of Common Stock or the average weekly trading volume during the four (4) calendar weeks prior to such sale. In addition, a person who is not deemed to have been an affiliate at any time during the three (3) months preceding a sale and who has beneficially owned the restricted securities for the last two (2) years, is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. Messrs. Pisman, Greene and Roth own collectively 2,449,999 restricted shares, not including options to acquire 300,000 common shares issued to each of them. All of such 2,449,999 shares are currently eligible for resale under Rule 144. The Company cannot predict how sales made pursuant to Rule 144 would affect the prevailing market price of the shares of Common Stock. See 'Shares Eligible for Future Sale.'

                               LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings and has no knowledge that any such proceedings are threatened.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     In September 1995, the Company's securities began trading on the over-the-counter Bulletin Board and in the over-the-counter market 'pink sheets'. The Company's trading symbol is 'GIRC'. At June 12, 1998, the average per share bid and ask price and closing price of the Company's common stock was $0.75. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. The following sets forth the range of high and low bid information for the quarterly periods indicated as reported by the National Quotation
Bureau:

                                                                                          HIGH      LOW
                                                                                          -----    ------

1995:
     1st    Quarter....................................................................    (1)      (1)
     2nd    Quarter....................................................................    (1)      (1)
     3rd    Quarter....................................................................   5.125    5.125
     4th    Quarter....................................................................   5.125    5.125
1996:
     1st    Quarter....................................................................   5.625    4.625
     2nd    Quarter....................................................................   4.625    3.75
     3rd    Quarter....................................................................   3.875     .25
     4th    Quarter....................................................................   1.75      .0625
1997:
     1st    Quarter....................................................................   1.125     .125
     2nd    Quarter....................................................................    .875     .125
     3rd    Quarter....................................................................   4.5      2.5
     4th    Quarter....................................................................   4.5      1.5
1998
     1st    Quarter....................................................................   2.00     1.00

     The foregoing bid information has not been adjusted for the reverse stock split which occurred on October 18, 1996.
------------
(1) Bid information not available.

HOLDERS

     As of June 15, 1998, the number of holders of record of shares of common stock, excluding the number of beneficial owners whose securities are held in street name was approximately 37.

DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends on its common stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business. Thereafter, declaration of dividends will be determined by the Board of Directors in light of conditions then existing, including without limitation the Company's financial condition, capital requirements and business condition.

                                 LEGAL MATTERS

     The validity of the Common Stock and Warrants offered hereby will be passed upon for the Company by Bondy & Schloss LLP, New York, New York. Gerald A. Adler, Esq., a partner in said firm, owns either directly or indirectly an aggregate of 107,973 shares of the Company's Common Stock.

                                    EXPERTS

     The financial statements of the Company for the years ended September 30, 1997 and 1996 have been audited by Weinick Sanders Leventhal & Co., LLP certified public accountants, as set forth in their report hereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the 'Registration Statement') under the Securities Act, with respect to the shares being offered in this offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Such material can also be obtained at the Commission's Web site at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document field as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each statement made in this Prospectus relating to such documents being qualified in all respect by such reference. For further information with respect to the Company and the securities being offered hereby, reference is hereby made to such Registration Statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
                                 MARCH 31, 1998

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                           PAGE NO.
                                                                                                         -------------

Independent Accountants' Report.......................................................................             F-2

Financial Statements:
     Consolidated Balance Sheets as at March 31, 1998 (Unaudited) and September 30, 1997 and 1996.....             F-3
     Consolidated Statements of Operations For the Six Months Ended March 31, 1998 and 1997
      (Unaudited) and For the Years Ended September 30, 1997 and 1996.................................             F-4
     Consolidated Statements of Changes in Stockholders' Equity For the Six Months Ended March 31,
      1998 (Unaudited) and For the Years Ended September 30, 1997 and 1996............................             F-5
     Consolidated Statements of Cash Flows For the Six Months Ended March 31, 1998 and 1997
      (Unaudited) and For the Years Ended September 30, 1997 and 1996.................................             F-6

Notes to Consolidated Financial Statements............................................................      F-7 - F-21

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors
GLOBUS INTERNATIONAL RESOURCES CORP.

     We have audited the accompanying consolidated balance sheets of Globus International Resources Corp. (formerly Globus Food Systems International Corp.) and its subsidiaries as at September 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Globus Resources International Corp. and its subsidiaries as at September 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended September 30, 1997 and 1996, in conformity with generally accepted accounting principles.

                                          WEINICK SANDERS LEVENTHAL & CO., LLP
                                          Certified Public Accountants

New York, N.Y.
December 2, 1997

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
                          CONSOLIDATED BALANCE SHEETS

                                                                            MARCH 31,          SEPTEMBER 30,
                                                                           -----------    ------------------------
                                                                              1998           1997          1996
                                                                           -----------    ----------    ----------
                                                                           (UNAUDITED)
                            ASSETS (NOTE 7)
Current assets:
     Cash and cash equivalents (Note 2).................................   $   407,408    $  517,867    $  339,844
     Cash -- restricted (Notes 2 and 7).................................       582,868       447,543     1,136,279
     Accounts receivable (Notes 2 and 7)................................     4,144,255     2,721,130       319,546
     Inventories (Notes 2 and 10).......................................     2,112,070     2,004,004     2,889,215
     Deferred income taxes (Notes 2 and 8)..............................        34,900        52,000        35,600
     Prepaid expenses...................................................        20,000        20,000         5,640
                                                                           -----------    ----------    ----------
          Total current assets..........................................     7,301,501     5,762,544     4,726,124
                                                                           -----------    ----------    ----------
Property assets -- at cost, net of accumulated depreciation (Notes 2 and
  4)....................................................................        62,265        27,625        40,771
                                                                           -----------    ----------    ----------
Other assets:
     Deferred financing costs (Notes 2 and 13)..........................        31,360        50,000        --
     Deferred consulting costs (Notes 2, 10 and 12).....................       167,500       215,625        --
     Goodwill net of accumulated amortization (Note 2)..................       119,747       124,128        --
     Organization costs (Note 2)........................................         3,959         4,991         7,055
     Security deposits (Note 5).........................................        50,000        26,000        26,000
                                                                           -----------    ----------    ----------
                                                                               372,566       420,744        33,055
                                                                           -----------    ----------    ----------
                                                                           $ 7,736,332    $6,210,913    $4,799,950
                                                                           -----------    ----------    ----------
                                                                           -----------    ----------    ----------
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank lines of credit payable (Note 7)..............................   $ 1,242,879    $   31,342    $   --
     Notes payable -- related parties (Notes 6 and 7)...................       145,000       145,000       220,439
     Convertible note payable (Note 7)..................................       280,000        --            --
     Current portion of long-term debt (Note 7).........................       --             41,666       166,667
     Accounts and acceptances payable (Note 7)..........................     1,180,327     1,439,619     1,168,167
     Accrued expenses and other current liabilities -- related parties
       (Note 6).........................................................       144,252       111,277        79,185
     Accrued expenses and other current liabilities.....................       116,777       137,228        51,439
     Income taxes payable (Notes 2 and 8)...............................       158,537       142,607        14,118
                                                                           -----------    ----------    ----------
          Total current liabilities.....................................     3,267,772     2,048,739     1,700,015
                                                                           -----------    ----------    ----------
Long-term obligations:
     Note payable -- bank (Note 7)......................................       --             --            41,666
     Deferred rent liability (Note 9)...................................        15,000        12,921        10,176
     Deferred income taxes (Notes 2 and 8)..............................         7,300        --             2,000
     Other obligations (Note 10)........................................       --             --           127,500
                                                                           -----------    ----------    ----------
          Total long-term obligations...................................        22,300        12,921       181,342
                                                                           -----------    ----------    ----------
Commitments and contingencies (Note 12).................................       --             --            --
Stockholders' equity (Notes 1, 7, 10, 12 and 13):
     Preferred stock, no par value, authorized and unissued -- 100,000
       shares...........................................................       --             --            --
     Common stock, $.001 par value Authorized -- 50,000,000 shares, issued and outstanding -- 4,750,533, 4,548,860, and 2,603,860
       shares, respectively.............................................         4,750         4,549         2,604
     Additional paid-in capital.........................................     4,612,995     4,155,309     3,058,046
     Deficit............................................................      (171,485)      (10,605)     (142,057)
                                                                           -----------    ----------    ----------
          Total stockholders' equity....................................     4,446,260     4,149,253     2,918,593
                                                                           -----------    ----------    ----------
                                                                           $ 7,736,332    $6,210,913    $4,799,950
                                                                           -----------    ----------    ----------
                                                                           -----------    ----------    ----------

          See accompanying notes to consolidated financial statements.

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 FOR THE SIX
                                                                 MONTHS ENDED               FOR THE YEARS ENDED
                                                                  MARCH 31,                     SEPTEMBER 30,
                                                          --------------------------     -------------------------
                                                             1998           1997            1997           1996
                                                          -----------    -----------     -----------    ----------
                                                          (UNAUDITED)    (UNAUDITED)

Net sales (Note 11)....................................   $11,058,062    $ 7,083,530    $15,389,452    $9,987,751
Cost of goods sold (Note 11)...........................    10,174,397      6,490,783     14,012,761     9,392,550
                                                          -----------    -----------    -----------    ----------
Gross profit...........................................       883,665        592,747      1,376,691       595,201
                                                          -----------    -----------    -----------    ----------
Operating expenses:
     Selling...........................................       248,668        169,327        429,220       229,534
     General and administrative........................       351,826        210,683        611,154       448,545
     Depreciation and amortization.....................        92,089         38,452        109,624        14,461
     Allowance for doubtful accounts...................       --             --             --             10,000
                                                          -----------    -----------    -----------    ----------
Total operating expenses...............................       692,583        418,462      1,149,998       702,540
                                                          -----------    -----------    -----------    ----------
Income (loss) from operations..........................       191,082        174,285        226,693      (107,339)
                                                          -----------    -----------    -----------    ----------
Other income (expenses):
     Interest income...................................        24,505         21,186         44,554        44,611
     Interest expense (Notes 7 and 10).................      (294,203)       (16,168)       (27,038)      (32,244)
     Other income......................................       --             --               5,487        --
                                                          -----------    -----------    -----------    ----------
Total other income (expenses)..........................      (269,698)         5,018         23,003        12,367
                                                          -----------    -----------    -----------    ----------
Income (loss) before income taxes and minority
  interest.............................................       (78,616)       179,303        249,696       (94,972)
Provision for income taxes (Notes 2 and 8).............        82,264         85,500        118,244         6,662
                                                          -----------    -----------    -----------    ----------
Income (loss) before minority interest.................      (160,880)        93,803        131,452      (101,634)
Minority interest (Notes 1 and 2)......................       --               2,812          2,812        --
                                                          -----------    -----------    -----------    ----------
Net income (loss)......................................      (160,880)   $    90,991    $   128,640    $ (101,634)
                                                          -----------    -----------    -----------    ----------
                                                          -----------    -----------    -----------    ----------
Net income (loss) per common share (Note 2)............     $(0.03)         $0.03          $0.03        $(0.04)
Weighted average number of shares outstanding..........     4,643,816      3,483,772      3,729,065     2,546,000
                                                          -----------    -----------    -----------    ----------
                                                          -----------    -----------    -----------    ----------

          See accompanying notes to consolidated financial statements.

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
            FOR THE SIX MONTHS ENDED MARCH 31, 1998 (UNAUDITED) AND
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

                                            PREFERRED STOCKS          COMMON STOCKS       ADDITIONAL    RETAINED
                                         ----------------------    -------------------     PAID-IN      EARNINGS
                                          SHARES       AMOUNT       SHARES      AMOUNT     CAPTIAL      (DEFICIT)
                                         ---------    ---------    ---------    ------    ----------    ---------

Balance at October 1, 1995 reflective
  of the stock splits declared March
  15, 1996 October 18, 1996...........      --        $  --          296,000    $ 296     $   17,954    $(108,698)
Acquisition of 90% interest in Shuttle
  International Ltd. on December 11,
  1996................................      --           --        2,250,000    2,250         73,750       68,275
                                         ---------    ---------    ---------    ------    ----------    ---------
Adjusted balance October 1, 1995......      --           --        2,546,000    2,546         91,704      (40,423)
Issuance of common stock for cash.....      --           --            1,471        2        146,998       --
Issuance of common shares for
  inventory...........................      --           --           56,389       56      2,819,344       --
Net loss for fiscal 1996..............      --           --           --         --           --         (101,634)
                                         ---------    ---------    ---------    ------    ----------    ---------
Balance at September 30, 1996.........      --           --        2,603,860    2,604      3,058,046     (142,057)
Proceed from sale of Shuttle's common
  stock prior to merger...............      --           --           --         --          100,000       --
Acquisition of Shuttle International
  Ltd.-minority interest..............      --           --          250,000      250        131,179        2,812
Issuance of common stock for
  consulting services.................      --           --          500,000      500        299,500       --
Issuance of common stock in
  satisfaction of indebtedness for
  services rendered...................      --           --          555,000      555        281,445       --
Cancellation of common stock
  surrendered by a former
  consultant..........................      --           --         (230,000)    (230 )     (137,770)      --
Issuance of common stock for cash, net
  of offering costs...................      --           --          870,000      870        422,909       --
Net income for fiscal 1997............      --           --           --         --           --          128,640
                                         ---------    ---------    ---------    ------    ----------    ---------
Balance at September 30, 1997.........      --           --        4,548,860    4,549      4,155,309      (10,605)
Interest element attributed to
  convertible debt....................      --           --           --         --          269,231       --
Debt converted to equity..............      --           --          201,673      201        188,455       --
Net loss for the six months ended
  March 31, 1998 (Unaudited)..........      --           --           --         --           --         (160,880)
                                         ---------    ---------    ---------    ------    ----------    ---------
Balance at March 31, 1998
  (Unaudited).........................      --        $  --        4,750,533    $4,750    $4,612,995    $(171,485)
                                         ---------    ---------    ---------    ------    ----------    ---------
                                         ---------    ---------    ---------    ------    ----------    ---------

          See accompanying notes to consolidated financial statements.

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         FOR THE SIX                     FOR THE
                                                                         MONTHS ENDED                  YEARS ENDED
                                                                          MARCH 31,                   SEPTEMBER 30,
                                                                  --------------------------    --------------------------
                                                                     1998           1997           1997           1996
                                                                  -----------    -----------    -----------    -----------
                                                                  (UNAUDITED)    (UNAUDITED)

Cash flows from operating activities:
  Net income (loss)............................................   $  (160,880)   $    90,991    $   128,640    $  (101,634)
                                                                  -----------    -----------    -----------    -----------
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization............................        92,089         38,452        109,624         14,461
      Deferred income taxes....................................        24,400         13,300        (18,400)        17,400
      Deferred rent............................................         2,079          4,076          2,745         10,176
      Provision for doubtful accounts..........................       --             --             --              10,000
      Common stock issued for services rendered................       --              16,500         16,500        127,500
      Interest charge on debt discount.........................       269,231        --             --             --
      Minority interest........................................       --               2,812          2,812        --
      Increase (decrease) in cash flows as a result of changes
          in asset and liability account balances:.............
          Accounts receivable..................................    (1,423,125)      (876,424)    (2,401,584)       151,913
          Inventories..........................................      (108,066)       240,441        885,211        (50,315)
          Prepaid expenses.....................................       --               5,640        (14,360)        22,340
          Accounts and acceptances payable.....................      (259,292)      (212,611)       271,452        (16,342)
          Accrued expenses and other current liabilities:......
              Related parties..................................        32,975        (35,012)        32,092        (36,999)
              Other............................................       (16,593)        (5,737)        85,789         (3,967)
          Income taxes payable.................................        15,930         67,600        128,489          1,818
                                                                  -----------    -----------    -----------    -----------
  Total adjustments............................................    (1,370,372)      (740,963)      (899,630)       247,985
                                                                  -----------    -----------    -----------    -----------
Net cash provided by (used in) operating activities............    (1,531,252)      (649,972)      (770,990)       146,351
                                                                  -----------    -----------    -----------    -----------
Cash flows from investing activities:
  Acquisition of property assets...............................       (44,751)       --              (2,738)       (31,446)
  Security deposits............................................       (24,000)       --             --             (21,000)
                                                                  -----------    -----------    -----------    -----------
Net cash used in investing activities..........................       (68,751)       --              (2,738)       (52,446)
                                                                  -----------    -----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from line of credit.................................     1,211,535         12,058         31,342        --
  Proceeds from convertible note payable.......................       500,000        --             --             --
  Repayments of long-term note payable.........................       (41,666)       (83,334)      (166,667)      (166,667)
  Proceeds from and repayments of related party indebtedness...       --             (75,000)       (75,439)       209,819
  Proceeds from issuance of common stock.......................       --             469,779        523,779        147,000
  Deferred financing cost......................................       (45,000)       --             (50,000)       --
                                                                  -----------    -----------    -----------    -----------
Net cash provided by financing activities......................     1,624,869        323,503        263,015        190,152
                                                                  -----------    -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents...........        24,866       (326,469)      (510,713)       284,057
Cash and cash equivalents at beginning of year.................       965,410      1,476,123      1,476,123      1,192,066
                                                                  -----------    -----------    -----------    -----------
Cash and cash equivalents at end of year.......................   $   990,276    $ 1,149,654    $   965,410    $ 1,476,123
                                                                  -----------    -----------    -----------    -----------
                                                                  -----------    -----------    -----------    -----------
Supplemental Schedules of Non-Cash Operating and Financing
  Activities:
  Common stock issued for acquisition of inventory, services rendered and payment of liability for services previously
    rendered...................................................   $   --         $   467,000    $   572,000    $ 2,819,400
                                                                  -----------    -----------    -----------    -----------
                                                                  -----------    -----------    -----------    -----------
  Common stock issued for acquisition of minority interest.....   $   --         $   150,000    $   150,000    $   --
                                                                  -----------    -----------    -----------    -----------
                                                                  -----------    -----------    -----------    -----------
  Common stock issued in conversion of debt....................   $   223,856    $   --         $   --         $   --
                                                                  -----------    -----------    -----------    -----------
                                                                  -----------    -----------    -----------    -----------
Supplemental Disclosures of Cash Flow Information:
  Interest paid................................................   $   --         $   --         $    12,411    $    23,918
                                                                  -----------    -----------    -----------    -----------
                                                                  -----------    -----------    -----------    -----------
  Taxes paid...................................................   $    42,370    $     2,300    $     4,744    $     1,894
                                                                  -----------    -----------    -----------    -----------
                                                                  -----------    -----------    -----------    -----------

          See accompanying notes to consolidated financial statements.

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

NOTE 1 -- ORGANIZATION

     Globus International Resources Corp. (the 'Company') was incorporated in the State of Nevada on October 24, 1984 as Ross Custom Electronics. On March 15, 1995, the Company merged with Globus Food Systems International Corp. ('Globus') and changed its name to Globus Food Systems International Corp. hereafter referred to as the Merger. On September 18, 1996, the Company formed a wholly-owned New York State subsidiary corporation, Globus Food Systems International Corp. On October 8, 1996, the Board of Directors approved the change of the Company's name to Globus International Resources Corp. and declared a reverse stock split of 1 share for each 50 shares issued and outstanding.

     Prior to the Merger, the Company on March 15, 1995 amended its article of incorporation to change its authorized common shares from 200,000 (4,000 shares after retroactively reflecting the October 18, 1996 reverse split) $1.00 par value shares to 50,000,000 authorized shares with a par value of $.001. Then the Board of Directors immediately declared a forward stock split of 10:1 thereby increasing the issued and outstanding shares from 200,000 to 2,000,000 (4,000 to 40,000 shares after retroactively reflecting the October 18, 1996 reverse split). Under the terms of the Merger the Company exchanged 5,000,000 (100,000 shares after retroactively reflecting the October 18, 1996 reverse split) shares of its common stock for a like number of the Globus common shares. The value of the shares issued in the Merger exchange was $5,000. The Company also issued 700,000 (14,000 shares after retroactively reflecting the October 18, 1996 reverse split) shares of its common stock to a consultant of Globus for services rendered in the Merger. The merger transaction is being accounted for as a reverse acquisition in a manner similar to a pooling of interests.

     On December 11, 1996, the Company acquired all of the issued and outstanding capital stock of Shuttle International, Ltd. (Shuttle) in exchange for 2,500,000 shares of the Company's common stock. The Company's three officer/directors owned 90% of the Shuttle prior to the acquisition by the Company. Both Globus and Shuttle were under the common control of these three officers since March 15, 1995. After the acquisition these three officer/directors owned 2,449,999 (55.6%) shares of the Company's issued and outstanding common stock whereas prior to the acquisition, they owned 200,000 shares of (56.5%) of the Company's then issued and outstanding common shares. The acquisition of Shuttle was accounted for (i) at historical cost in a manner similar to a pooling of interest for the acquired stock of the Company's three officer/directors and (ii) as a purchase recorded at market value for the acquired stock of the minority interest and the resulting goodwill for the difference between the market value of the minority interest and its equity on the date acquired.

     The accompanying financial statements reflect the Merger, the March 15, 1995 and September 12, 1995 stock splits, the issuance of the common shares to the consultant, the October 18, 1996 reverse stock split, and the December 11, 1996 acquisition of 90% of Shuttle as if they had occurred at the beginning of the periods presented.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BUSINESS

     Globus is a full service export distributor of food and paint products from manufacturers in the United States and Europe primarily to the Russian and CIS States marketplaces.

     Shuttle is engaged in the distribution and exportation of non-food products such as auto parts and clothing primarily to Russia and the CIS states or, generally, the same geographic areas involved with the Company's food business. Shuttle also has an International Seminars Department which provides

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

directors, and management of large and medium size Russian companies with western banking, financial systems and accounting seminars at the World Trade Center Institute in New York City.

     Previously Shuttle, in cooperation with a Canadian modular housing manufacturer, had built modern cottages in an exclusive Moscow suburb. All houses were pre-built in Canada and shipped in sea containers.

     Both Globus' and Shuttle's business rely upon their established trade relationships in Russia and the CIS states.

(B) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements as at September 30, 1997 and March 31, 1998, for the year ended September 30, 1997, and for the six months ended March 31, 1998 and 1997 include the accounts of Globus International Resources Corp. and its subsidiaries, Shuttle International, Ltd. and Globus Foods International, Inc. The consolidated financial statements as at September 30, 1996 includes the accounts of Globus International Resources Corp. and its subsidiaries, Shuttle International, Ltd. for the year ended September 30, 1996 and Globus Foods International, Inc. as at September 30, 1996 and from its inception on September 18, 1996 to September 30, 1996. All material intercompany transactions and balances have been eliminated in consolidation.

     The financial statements as at March 31, 1998 and for the six months ended March 31, 1998 and 1997 have not been audited. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments and accruals, consisting only of normal recurring adjustments and accruals, necessary to present fairly the financial position of the Company as at March 31, 1998 and the results of its operations, changes in stockholders' equity and cash flows for the six months ended March 31, 1998 and 1997. The results for the six months ended March 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year.

(C) REVENUE RECOGNITION

     The Company recognizes revenues in accordance with generally accepted accounting principles in the period in which its products are shipped to its customers. The Company records expenses in the period in which they are incurred, in accordance with generally accepted accounting principles.

(D) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(E) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

(F) CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

credit quality financial institutions which at times may be in excess of the FDIC insurance limit. Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the Company's requiring the prepayment from approximately 30% of its customers of up to 50% of each sale prior to shipment. Additionally, the accompanying financial statements reflect an allowance for doubtful accounts of $10,000 at March 31, 1998, September 30, 1997 and 1996.

(G) INVENTORIES

     Inventories, consisting principally of finished goods, are valued at the lower of cost (first-in, first-out method) or market.

(H) PROPERTY AND EQUIPMENT

     The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 5 to 7 years. The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line method for financial reporting purposes. Repairs and maintenance expenditures which do not extend original asset lives are charged to income as incurred.

(I) GOODWILL

     In December 1996, the Company acquired all of the outstanding capital stock of Shuttle which was owned 90% by officer/directors of the Company. The remaining 10% was owned by an unaffiliated individual who received 250,000 shares of the Company's common stock for his minority interest which aggregated $18,571. The Company's common stock had a fair value of $0.60 per share at the time of acquisition for a aggregate value of $150,000. The difference between the fair value of the Company's common stock and the minority interest at the date of acquisition aggregating $131,429 has been attributed to goodwill and is being amortized over fifteen (15) years. Amortization charged to operations was $7,301, $4,381 and $2,921 for the year ended September 30, 1997, and for the six months ended March 31, 1998 and 1997, respectively.

(J) INCOME TAXES

     Deferred taxes are primarily attributable to different methods of computing depreciation and amortization and timing differences of deducting officers' compensation for financial reporting purposes and income tax reporting purposes.

(K) INTANGIBLES

     Organization costs are being amortized over a sixty month period. Amortization charged to operations was $2,064 and $2,215 in the years ended September 30, 1997 and 1996, respectively and $1,032 for the six months ended March 31, 1998 and 1997.

     Deferred consulting costs are being amortized over the life of the consulting agreements. Amortization charged to operations in fiscal 1997 was $84,375 and for the six months ended March 31, 1998 and 1997 was $48,125 and $26,667.

     Deferred financing costs are legal, accounting and other costs associated with the placement of a $500,000 convertible note in November 1997. Amortization charged to operations in the six months ended March 31, 1998 was $28,440. In January 1998, deferred financing costs of $35,200 were charged to

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

additional paid-in capital upon the conversion of $220,000 of the convertible note into 201,673 shares of the Company's common stock.

(L) PER SHARE DATA

     Net income (loss) per share was computed by the weighted average number of shares outstanding during each period. The issuance of all common shares in connection with the stock splits, the Merger (consummated on March 15, 1995), the October 18, 1996 reverse stock split and the acquisition of Shuttle have been retroactively reflected in the computation as if they had occurred as at October 1, 1994.

NOTE 3 -- ACQUISITION OF SHUTTLE INTERNATIONAL, LTD.

     On December 11, 1996, the Company acquired all of the capital stock of Shuttle International, Ltd. ('Shuttle') in exchange for 2,500,000 shares of the Company's common stock. This transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for the period presented have been restated to reflect the accounts of the Company and Shuttle.

     Unaudited net sales and net income (loss) of the separate companies for the periods preceding the acquisition were as follows:

                                                               GLOBUS                     SHUTTLE
                                                      ------------------------    -----------------------
                                                                    NET INCOME                 NET INCOME
                                                      NET SALES       (LOSS)      NET SALES      (LOSS)
                                                      ----------    ----------    ---------    ----------

For the three months ended December 31, 1996.......   $3,616,581    $  74,511     $ 323,219     $ 28,124
                                                      ----------    ----------    ---------    ----------
                                                      ----------    ----------    ---------    ----------
For the year ended September 30, 1996..............   $9,708,457    $(196,241)    $ 279,294     $(59,893)
                                                      ----------    ----------    ---------    ----------
                                                      ----------    ----------    ---------    ----------

NOTE 4 -- PROPERTY ASSETS

     Property assets consist of:

                                                                                       SEPTEMBER 30,
                                                                      MARCH 31,     -------------------
                                                                        1998         1997        1996
                                                                     -----------    -------     -------
                                                                     (UNAUDITED)

Data processing and office equipment..............................     $72,629      $55,930     $52,792
Furniture and fixtures............................................      21,283       21,283      21,683
Automobiles and trucks............................................      28,052        --          --
                                                                     -----------    -------     -------
                                                                       121,964       77,213      74,475
Less: Accumulated depreciation....................................      59,699       49,588      33,704
                                                                     -----------    -------     -------
                                                                       $62,265      $27,625     $40,771
                                                                     -----------    -------     -------
                                                                     -----------    -------     -------

     Depreciation expense charged to operations for the years ended September 30, 1997 and 1996 amounted to $15,884 and $12,347, respectively and for the six months ended March 31, 1998 and 1997 was $10,111 and $7,832, respectively.

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

NOTE 5 -- SECURITY DEPOSITS

     Security deposits are comprised of rent deposits relating to various leaseholds which the Company occupies of which $3,000 is for warehouse space leased for a related party (See Note 6).

NOTE 6 -- RELATED PARTY TRANSACTIONS

(A) NOTES PAYABLE

     A stockholder and the Company entered into a loan agreement on April, 1996 whereby the stockholder acquired the Company's 7% interest bearing note $125,000 at par. The note was originally payable in full plus accrued interest on March 31, 1997. On April 30, 1997, the note was amended and the due date was extended to April 30, 1998. As a condition of the extension of the above note, the Company's 7% interest bearing note payable (which was originally payable in full plus accrued interest on July 16, 1997) to a professional corporation owned by this stockholder's spouse in the amount of $75,000 was prepaid in March 1997. Interest charged to operations for the years ended September 30, 1997 and 1996 was $11,337 and $4,375, and for the six months ended March 31, 1998 and 1997 was $5,376 and $5,669, respectively. Accrued interest payable on these loans aggregated $21,128, $15,752 and $4,376 at March 31, 1998, September 30, 1997 and
1996, respectively, and is included in accrued expenses. In May 1997, the stockholder agreed to subordinate his loan to a bank which had granted the Company a $2,000,000 line of credit.

     On August 26, 1996, the parents of the Company's President purchased Shuttle's 15% interest bearing $20,000 note at par. The note, as amended, is repayable in full on August 25, 1998 with accrued interest. Interest charged to operations was $2,925 and $325 for the years ended September 30, 1997 and 1996, and was $1,500 for the six months ended March 31, 1998 and 1997, respectively. Accrued interest payable to these individuals is $4,750 which is included in accrued expenses at March 31, 1998, $3,250 at September 30, 1997 and $325 at September 30, 1996. These creditors have agreed to subordinate this indebtedness to a bank which had granted the Company a $2,000,000 line of credit in May 1997.

(B) LOAN PAYABLE

     Included in accrued expenses -- related parties at September 30, 1996 is a non-interest bearing $10,000 demand loan payable to a corporation which is controlled by Company's three executive officer/directors. This loan was repaid in 1997.

(C) RENT PAYABLE

     Globus and Shuttle lease warehouse space from an entity controlled by three of the Company's officer/directors. Rent charged to operations in the years ended September 30, 1997 and 1996 was $30,000 and $27,000, respectively, and for the six months ended March 31, 1998 and 1997 was $15,000 of which $34,875, $27,375 and $20,000 was unpaid and included in accrued expenses -- related parties at March 31, 1998, September 30, 1997 and 1996, respectively. The leases which expire in 1999 require aggregate monthly rentals of $2,500. Each lease has option for renewal of five years at aggregate monthly rentals of $3,000.

(D) OFFICERS' COMPENSATION

     On May 1, 1995, the Company's President, CFO and Vice President of sales were authorized compensation in the aggregate of $127,000 per year. Although the Board of Directors' resolution was

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

for one year, these officers, who also comprise the entire Board of Directors have verbally agreed to continue to be employed at the same annual amounts through September 30, 1996. The officers have also agreed to defer payment of their compensation until the Company's cash flow permits. Compensation charged to operations for these officer/directors was $133,000, $270,000, and $195,000 during fiscal 1996, fiscal 1997 and the six months ended March 31, 1998, respectively. At March 31, 1998, September 30, 1997 and 1996 these officers were owed $86,000, $65,000 and $39,000, respectively, in unpaid wages. In August 1997, the Board authorized each of these officers' compensation at $90,000 for fiscal 1997 and in November 1997 each of these officers compensation was increased to $150,000 for calendar 1998.

NOTE 7 -- FINANCING ARRANGEMENTS

(a) LONG-TERM DEBT

     The Company entered into an unsecured $500,000 working capital term loan agreement on April 2, 1995 with a foreign bank. The loan is to be repaid in twelve (12) equal quarterly principal installments of $41,667 plus interest at 1.75% (7.53% at September 30, 1997 and 7.23% at September 30, 1996) over the LIBOR rate with the final installment paid in January 1998. Current maturities of this indebtedness are as follows:

                                                                                     SEPTEMBER 30,
                                                                   MARCH 31,     ----------------------
                                                                     1998          1997         1996
                                                                  -----------    --------     ---------
                                                                  (UNAUDITED)

1997...........................................................    $  --         $  --        $ 166,667
1998...........................................................       --           41,666        41,666
                                                                  -----------    --------     ---------
                                                                      --           41,666       208,333
Less: Portion payable in one year..............................       --          (41,666)     (166,667)
                                                                  -----------    --------     ---------
                                                                   $  --         $  --        $  41,666
                                                                  -----------    --------     ---------
                                                                  -----------    --------     ---------

(b) SHORT-TERM DEBT

(i) Banks

     The Company has five credit facilities at March 31, 1998 with four domestic banks. Two unsecured lines of credit arrangements with two banks aggregating $100,000 were entered into in 1996. One line, which is guaranteed by an officer of the Company, for a maximum borrowing of $75,000 had $19,444 and $57,616 outstanding at September 30, 1997 and March 31, 1998, respectively. Another line of $25,000 had $11,898 outstanding at March 31, 1998 and September 30, 1997. Interest on the lines which averaged 10.5% in 1997 is 2% over prime (10.5% at March 31, 1998 and September 30, 1997). During fiscal 1997, the average month-end balance outstanding under these two lines was $13,652 and the highest month-end balance was $31,898. The Company in December 31, 1997 obtained an unsecured $25,000 line of credit of which $25,000 was outstanding at March 31, 1998. The line bears interest at 15% and is guaranteed by an officer of the Company. The Company's fourth credit facility allows the Company to obtain letters of credit and acceptances payable for acquiring its finished goods up to an aggregate of $1,500,000 of which no portion was outstanding at March 31, 1998 and $35,000 was outstanding at September 30, 1997. The facility does not permit borrowing by the Company. The Company has pledged its accounts receivable and certain cash accounts held by the bank as collateral for any obligation under this credit facility. At March 31, 1998, September 30, 1997 and 1996, the cash

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

pledged as collateral was $0, $35,000 and $1,136,279, respectively. In May 1997, the Company obtained a fifth line of credit from a bank for letters of credit, direct borrowings and acceptances payable aggregating $2,000,000 of which a maximum of $1,500,000 can be used for direct debt and acceptances payable. There were no direct or acceptance borrowings under this line from inception to September 30, 1997. The Company at September 30, 1997 utilized $865,811 of this line in letters of credit. At March 31, 1998, the Company had outstanding direct debt of $454,000, acceptances payable of $714,305 and letters of credit of $582,206. At March 31, 1998 the bank temporarily increased the line to $1,760,511, of which up to $1,600,000 can be direct borrowings. Outstanding debt borrowings under this line of credit bear interest at 1 3/4% over prime (10.25% at March 31, 1998 and September 30, 1997). This line is collateralized by the guarantees of three of the Company's officer/directors and a first lien on all corporate assets not previously pledged or collateralized. One of these stockholders and the parent of another have subordinated notes payable by the Company to them aggregating $145,000 to this bank. Additionally, the Company must maintain certificates of deposit with this bank equal to 50% of the amount of any outstanding letters of credit and/or bank borrowings under the line. The cash pledged as collateral under this was $582,868 at March 31, 1998 and $447,543 at September 30, 1997.

(ii) Related Parties

     On April 7, 1996, the Company borrowed $125,000 from an officer/stockholder which is to be repaid, as extended, with interest at 7% on April 30, 1998: on July 16, 1996 the Company borrowed $75,000 from a professional corporation, controlled by this stockholder's spouse, which was repaid in March 1997: and on August 26, 1996 the Company borrowed $20,000 from a parent of its President as evidenced by a 15% note which is repayable in full, as extended, on August 25, 1998 with accrued interest. Both of these notes are subordinated to a bank (see above).

(iii) Convertible Note

     On November 2, 1997, the Company sold at par its 10% interest bearing convertible note in the amount of $500,000 to a foreign corporation. The note is due and payable on November 2, 1998. In connection with the sale of the note, the Company incurred $95,000 of financing costs which are being amortized over the life of the note. The note principal and incurred interest, at the holder's option is convertible in whole or part into (i) shares of the Company's common stock at the lesser of $2.50 per share or 75% of the average bid and ask of the Company's common stock for the five (5) trading days immediately proceeding the noteholder's notice to convert and (ii) an equal number of warrants to acquire the same number of shares in (i) at $3.625 per share. If the Company is not successful in registering the underlying common shares as freely trading stock, when and if such note or any portion thereof is converted, by January 2, 1998, then the conversion price is adjusted to the lesser of $2.50 per share or 65% of the average bid and asked of the Company's common stock for the five preceding trading days. As required by generally accepted accounting principles a financing expense of $224,103 was charged to operations for the discount between the amount paid for the note and the fair value of the common shares into which it can be converted with a corresponding increase in additional paid-in capital. On January 5, 1998, $223,857 of principal and interest was converted into 201,673 shares of common stock and warrants to acquire 201,673 shares of common stock at $3.625 per share. On May 14, 1998, an additional $150,000 in the note's principal plus $7,890 in interest was converted into 298,964 shares of the Company's common stock.

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

NOTE 8 -- INCOME TAXES

     The components of the provision (credit) for income taxes are:

                                                            FOR THE SIX MONTHS        FOR THE YEARS
                                                                   ENDED                  ENDED
                                                                 MARCH 31,            SEPTEMBER 30,
                                                            -------------------    --------------------
                                                             1998        1997        1997        1996
                                                            -------    --------    --------    --------
                                                                (UNAUDITED)
Currently payable:
Federal..................................................   $49,500    $ 76,500    $ 99,244    $(15,800)
State and local..........................................    15,064      22,300      37,400       4,762
                                                            -------    --------    --------    --------
                                                             64,564      98,800     136,644     (11,038)
                                                            -------    --------    --------    --------
Deferred:
Federal..................................................    13,400     (11,000)    (13,400)     17,300
State and local..........................................     4,300      (2,300)     (5,000)        400
                                                            -------    --------    --------    --------
                                                             17,700     (13,300)    (18,400)     17,700
                                                            -------    --------    --------    --------
                                                            $82,264    $ 85,500    $118,244    $  6,662
                                                            -------    --------    --------    --------
                                                            -------    --------    --------    --------

     Deferred tax provision (benefit) results from differences in the recognition of expense for tax and financial statement purposes. The sources of these differences and the federal tax effect of each are as follows:

                                                             FOR THE SIX MONTHS        FOR THE YEARS
                                                                    ENDED                  ENDED
                                                                  MARCH 31,            SEPTEMBER 30,
                                                             -------------------    -------------------
                                                              1998        1997        1997       1996
                                                             -------    --------    --------    -------
                                                                 (UNAUDITED)

Related party interest and rent expense...................   $   700    $ (6,000)   $ (6,400)   $(4,300)
Allowance for doubtful accounts...........................     --          --           (900)    (3,400)
Depreciation of property assets...........................     5,600       --          --         4,400
Executive compensation....................................     7,100      (5,000)     (6,100)    20,600
                                                             -------    --------    --------    -------
                                                             $13,400    $(11,000)   $(13,400)   $17,300
                                                             -------    --------    --------    -------
                                                             -------    --------    --------    -------

     The difference between income taxes computed using the statutory federal income tax rate and that shown in the financial statements are summarized as follows:

                                                                       FOR THE SIX MONTHS ENDED
                                                                               MARCH 31,
                                                                ---------------------------------------
                                                                      1998                   1997
                                                                -----------------      ----------------
                                                                              (UNAUDITED)

Income (loss) before income taxes............................   $(78,616)              $179,303
                                                                --------               --------
                                                                --------               --------
Computed tax -- benefit at statutory rate....................   $(26,700)   (34.0)%    $ 61,000    34.0%
State tax net of federal tax benefit.........................     12,564     16.0        13,200     7.4
Non-deductible portion of interest and compensatory element
  of debt and common stock issuances.........................     76,300    116.5         5,600     3.1
Amortization of goodwill.....................................      1,500      1.9         1,000     0.5
Other -- net.................................................      3,300      4.7         4,700     2.6
                                                                --------    -----      --------    ----
     Total tax provision.....................................   $ 82,264    104.6%     $ 85,500    47.6%
                                                                --------    -----      --------    ----
                                                                --------    -----      --------    ----

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

                                                                          FOR THE YEARS ENDED
                                                                             SEPTEMBER 30,
                                                                ---------------------------------------
                                                                      1997                  1996
                                                                ----------------      -----------------

Income (loss) before income taxes............................   $249,696              $(94,972)
                                                                --------              --------
                                                                --------              --------
Computed tax -- benefit at statutory rate....................   $ 84,900    34.0%     $(32,300)   (34.0)%
State tax net of federal tax benefit.........................     16,944     6.8         3,462      3.6
Non-deductible portion of interest and compensatory element
  of debt and common stock issuances.........................      5,600     2.2        28,400     29.9
Amortization of goodwill.....................................      2,500     1.0         --        --
Other -- net.................................................      8,300     3.4         7,100      7.5
                                                                --------    ----      --------    -----
     Total tax provision.....................................   $118,244    47.4%     $  6,662      7.0%
                                                                --------    ----      --------    -----
                                                                --------    ----      --------    -----

NOTE 9 -- DEFERRED RENT

     The accompanying financial statements reflect rent expense on a straight-line basis over the life of the lease. Rent expense charged to operations differs with the cash payments required under the terms of the real property operating leases because of scheduled rent payment increases throughout the term of the leases. The deferred rent liability is the result of recognizing rental expense as required by generally accepted accounting principles.

NOTE 10 -- COMMON STOCK

(A) SALE OF SECURITIES

          (i) The Company during 1997 in a best efforts private placement memorandum sold to qualified investors 87 units of its securities for cash of $423,779 (net of costs associated with the offering of $98,221) pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended. Each unit is comprised of 10,000 shares of the Company's $.001 par value common stock. The offering memorandum which was originally for 70 units and scheduled to expire on March 30, 1997 was extended and the number units to be sold was increased.

          (ii) The Company sold 971 shares and 500 shares of its common shares (as adjusted for all stock splits) in January, 1996 and March, 1996, respectively, for an aggregate of $147,000.

          (iii) The Company in May 1996, exchanged 56,389 of its common shares (as adjusted for all stock splits) for inventory of automotive paint whose fair market value was $2,819,400. The Company, at its option, through April, 1999 may repurchase all or a portion of the shares for $75 per share.

(B) COMMON STOCK ISSUED FOR SERVICES RENDERED

     During 1997, the Company satisfied liabilities for services rendered during the year ended September 30, 1996 by employees, counsel and a consultant by the issuance of shares of its common stock. The fair value of the shares issued on the dates of each issuance, as determined by the Board of Directors, was charged to operations in fiscal 1996. The obligations so satisfied are as follows:

          (i) The Board of Directors on October 26, 1996 entered into employment agreement with two employees for 3 years, as amended, at annual aggregate salaries of approximately $120,000. Each

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

     contract stipulated that each employee was to receive shares of the Company's common stock as payment for services previously rendered aggregating $3,465. The fair value of the 55,000 shares issued to the employees, as determined by the Board of Directors on October 26, 1996, of $22,000 was charged to operations in fiscal 1996 and included in other obligations payable at September 30, 1996. The $18,535 variance in valuations arises from the employees' belief that if they were to sell unregisterd securities of the Company to realize their past compensation in cash the market value of the Company's securities would be so severely adversely impacted that approximately 55,000 of the Company's unregistered common shares would be required to be sold to realize the unpaid compensation.

          (ii) The Board of Directors on November 1, 1996 entered into an agreement with its counsel under which the Company issued 200,000 shares of its common stock as full payment of legal expenses incurred prior to September 30, 1996. Although, the agreement stipulates that the law firm valued the services when rendered at $15,000, the Board of Directors determined that the fair value of the shares (based on the shares average bid and ask market price quotations on that day) issued on the date of issuance was $80,000 which was charged to operations in fiscal 1996 and included in other obligations payable at September 30, 1996. The variance in the valuations results from the law firm's requiring sufficient securities to compensate its not having received cash for its services. Counsel believed that if it were to try to realize their fees from the sale of the Company's securities on that date in one transaction (or in a series of transactions within a brief timeframe) the per share market price would be so negatively affected that, in counsel's estimation, approximately 200,000 shares would be required to be sold.

          (iii) The Board of Directors on December 1, 1996 entered into an agreement with a financial consultant for 3 years, as amended. The consultant is to receive $2,500 per month for his consulting services. The agreement also required the Company to issue 300,000 share of its common stock as full payment of $25,500 for services rendered by the consultant prior to September 30, 1996. The fair value of the common shares issued, as determined by the Board of Directors on December 1, 1996, was $180,000 ($0.60 per share) of which $25,500 was charged to operations in 1996 and is included in other obligations payable at September 30, 1996. On May 22, 1997, the Company and this consultant terminated the agreement. As part of the termination, the consultant surrendered to the Company 230,000 shares of the Company's common stock which was issued to him for no consideration. The Company canceled and returned to authorized and unissued these surrendered shares and is reflected in the financial statements as a reduction of common stock and additional paid-in capital of $138,000. The Company charged to operations $16,500 in both the six months ended March 31, 1997 and fiscal 1997 for the excess of the fair value of the 70,000 shares of common stock not surrendered of $42,000 ($0.60 per share) and the value the consultant attributed to his services.

          (iv) In December 1996, the Company entered into a three year consulting services agreement with Crabbe Capital Group Ltd. which was subsequently extended an additional year. The agreement requires that the consultant shall (i) introduce the Company to the consultant's network of domestic and international commercial banking sources, (ii) advise and assist the Company in identifying, studying, and evaluating interest and exchange rate fluctuations, and (iii) assist the Company in securing letters of credit and reviewing its commercial banking alliances and strategies. As compensation for entering into the agreement, the Company issued 325,000 shares of its common stock, 275,000 of which were issued pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended. The remaining 50,000 shares state that those shares have not been registered under the Securities Act of 1933, as amended.

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

          (v) The fair value of the 325,000 shares of common stock issued of $195,000 as determined by the Board of Directors will be amortized and charged to operations over the life of the consulting agreement.

          (vi) In December 1996, the Company entered into a one year consulting services agreement (the 'Agreement') with Comstat, Inc. under the terms of which, the consultant shall advise and assist the Company in identifying, studying, and evaluating mergers, acquisitions, joint ventures, and strategic alliances, strategic corporate planning and long-term business policies. Additionally, the consultant shall assist the Company in acquiring additional products to increase its product line through its network of import/export associates. As compensation for entering into the agreement, the Company issued 50,000 shares of its common stock issues, pursuant to Rule 504 of Regulation D of the Securities Act of 1993, as amended. The fair value of the 50,000 shares of $30,000 as determined by the Board of Directors will be amortized and charged to operations over the life of the agreement.

          (vii) In March 1997, the Company entered into a two year consulting agreement with Regency Group Enterprises, Inc. The consultant received 125,000 shares of the Company's common stock to render financial advise in regards to strategic corporate planning, long-term investment policies, and potential mergers and acquisitions. The fair value as determined by the Board of Directors, of shares issued of $75,000 will be amortized over the two year life of the agreement.

(c) STOCK OPTIONS

     (i) The Company granted to each of three officers on December 31, 1997 options to acquire 300,000 shares of the Company's common stock at $1.72 per share (110% of the market value at the date of grant. The Company applies APB 25 in accounting for its stock options. Accordingly, because the grant price equalled or exceeded the market price on the date of grant, no compensation expense is recognized for the stock options issued. The fair value of the 900,000 options granted on December 31, 1997 of $1,404,000 ($1.56 per share) is being amortized to expense over the option period in determining their pro forma earnings impact. Had compensation cost for these stock options been recognized based upon the fair value on the grant date under the methodology prescribed by FAS 123, the Company's net income and earnings per share for the six months March 31, 1998 would have been impacted by a charge for compensation of $21,100 (net of an income tax effect of $14,000) resulted in an adjusted net loss of $136,952 or ($0.03) per share.

     The fair value of the options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected life of option.......................................   10 years
Risk-free interest rate.......................................   10.0%
Expected volatility...........................................   175.0%
Expected dividend yield.......................................   NONE

     (ii) The Globus International Resources Corp. 1998 Associate Stock Option Plan (the 'Option Plan') was adopted by the Board of Directors of the Company on December 31, 1997. The stock options granted under this Option Plan will be nonstatutory stock options not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Employees, officers, directors, consultants contractors and advisors of the Company or any subsidiary are eligible to receive grants of the Option Plan stock options. The per share option price of the Common Stock subject to each option shall be at least equal to the greater of 110% of the fair

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

market value of the Company's Common Stock on the date of grant. The Option Plan is administered by a committee appointed by the Board of Directors. The Option Plan provides that a maximum of 500,000 shares of Common Stock may be issued upon the exercise of options granted under the Option Plan. No options have been granted under the Option Plan.

NOTE 11 -- MAJOR RELATIONSHIPS AND SEGMENT INFORMATION

     The Company is comprised of two business segments. The distribution of food products and the distribution of auto paint and parts and clothing. Clothing sales commenced in July 1996 represent 5.1%, 0.5%, 4.5% and 3.2% for fiscal 1997, fiscal 1996 and for the six months ended March 31, 1998 and 1997, respectively. Set forth below are sales, operating income, capital expenditures, depreciation and identifiable assets of the segments. Operating income is reflective of a $72,000 charge in the six months ended March 31, 1998 of $57,500 for the six months ended March 31, 1997, and $115,000 for fiscal 1997 allocated from the food distribution segment to the auto and clothing segments.

                                                       FOR THE SIX                   FOR THE
                                                       MONTHS ENDED                YEARS ENDED
                                                        MARCH 31,                 SEPTEMBER 30,
                                                   --------------------       ---------------------
                                                    1998          1997         1997          1996
                                                   -------       ------       -------       -------
                                                       (UNAUDITED)
Net sales (000's):
     Food products..............................   $10,212       $6,592       $13,077       $ 9,709
     Other......................................       846          492         2,313           297
                                                   -------       ------       -------       -------
                                                   $11,058       $7,084       $15,390       $10,006
                                                   -------       ------       -------       -------
                                                   -------       ------       -------       -------
Operating income (loss) (000's):
     Food products..............................   $    15       $  176       $   229       ($   30)
     Other......................................         9           15            (2)          (77)
                                                   -------       ------       -------       -------
                                                   $    24       $  191       $   227       ($  107)
                                                   -------       ------       -------       -------
                                                   -------       ------       -------       -------
Depreciation (000's):
     Food products..............................   $    87       $   35       $    95       $     8
     Other......................................         5            3            15             7
                                                   -------       ------       -------       -------
                                                   $    92       $   38       $   110       $    15
                                                   -------       ------       -------       -------
                                                   -------       ------       -------       -------
Capital additions (000's):
     Food products..............................   $    17       $ --         $     3       $    31
     Other......................................        28         --           --            --
                                                   -------       ------       -------       -------
                                                   $    45       $ --         $     3       $    31
                                                   -------       ------       -------       -------
                                                   -------       ------       -------       -------
Identifiable assets (000's):
     Food products..............................   $ 5,079       $2,460       $ 2,788       $ 2,852
     Other......................................     2,657        2,902         3,423         1,948
                                                   -------       ------       -------       -------
                                                   $ 7,736       $5,362       $ 6,211       $ 4,800
                                                   -------       ------       -------       -------
                                                   -------       ------       -------       -------

     The food products segment has had only nine (9) customers since it started shipments in August 1995. One customer accounted for 24.8%, 50.9%, 46.6%, and 47.8% of the food products segment's sales for the six months ended March 31, 1998 and 1997 and the years ended September 30, 1997 and 1996, respectively. Sales of this segment's products for another customer were 28.4%, 38.3%, 45.7% and

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

47.8% for the same periods. During the six months ended March 31, 1997 this segment commenced shipping to a new customer which represented 34.1% of sales.

     The other segments' sales were to eight (8) customers of which one customer accounted for 17.4%, 46.7%, 15.5%, and 100.0% of sales for the six months ended March 31, 1998 and 1997 and for the years ended September 30, 1997 and 1996, respectively. Another customer accounted for 22.2%, 7.4%, 21.3% and 0.0% of sales for the same periods. A third customer received 39.0% sales for fiscal 1997 and 42.3% of sales for the six months ended March 31, 1998.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

(a) LEASES

     The Company is a lessee under three operating real property leases for office and warehouse space. Rent expense charged to operations for the six months ended March 31, 1998 and 1997 was $76,796 and $49,254, respectively, and for the years ended September 30, 1997 and 1996 was $101,337 and $48,223, respectively. Future minimum annual rent commitments as of the Company's fiscal year-end are as follows:

 YEARS ENDED
SEPTEMBER 30,
-------------

   1998..............................................   $96,000
   1999..............................................    94,000
   2000..............................................    80,000
   2001..............................................    34,000

(b) LETTERS OF CREDIT

     The Company is contingently liable for approximately $582,000 and $900,000, in letters of credit outstanding at March 31, 1998 and September 30, 1997, respectively.

(c) CONSULTING AGREEMENT

          (i) In July 1996, the Company entered into a financial consulting agreement with an individual who will advise the Company on certain financial matters. The agreement provides for the consultant to receive $2,000 a month for his services commencing in August 1996. The agreement may be terminated by either party upon two weeks notice.

          (ii) The Company entered into a four year consulting services agreement with Crabbe Capital Group Ltd. under which the consultant shall
     (i) introduce the Company to the consultant's network of domestic and international commercial banking sources, (ii) advise and assist the Company in identifying, studying, and evaluating interest and exchange rate fluctuations, and (iii) assist the Company in securing letters of credit and review commercial banking alliances and strategies. The Company issued to the consultant 325,000 shares of its common stock as compensation for its services. The fair value of the 325,000 shares of common stock issued of $195,000 is being amortized and charged to operations over the life of the consulting agreement. Amortization charged to operations in fiscal 1997 was $40,625, and $12,188 and $9,417 in the six months ended March 31, 1998 and 1997, respectively.

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

          (iii) The Company entered into a one year consulting services agreement with a consultant to (i) advise and assist the Company in identifying, studying, and evaluating mergers, acquisitions, joint ventures, and strategic alliances, (ii) consult with the Company concerning on-going strategic corporate planning and long-term business policies, and assist the Company in acquiring additional products to increase its product line and in obtaining and expanding corporate purchases of its product through a network of import/export associates. As compensation for entering into the agreement, the Company issued 50,000 shares of its common stock whose fair value of $30,000 is being amortized and charged to operations over the life of the consulting agreement. Amortization charged to operations in fiscal 1997 was $25,000, and $5,000 and $10,000 in the six months ended March 31, 1998 and 1997, respectively.

          (iv) The Company has another financial consulting agreement under which the consultant for two years will advise the Company's management in regards to strategic corporate planning, long-term investment policies and potential mergers and acquisitions. The consultant was issued 125,000 shares of the Company's stock as payment for its services to be rendered. The fair value of the issued shares of $75,000 is being charged over the life of the agreement. Amortization charged to operations in 1997 was $18,750, and $9,375 and $7,250 in the six months ended March 31, 1998 and 1997, respectively.

(d) EMPLOYMENT CONTRACT

     The Company's President, CFO and Vice President of sales were verbally authorized compensation in aggregate of $127,000 per year through September 30, 1996. The Board of Directors' authorized an annual salary of $90,000 for each of these officers, who also are members of the Board of Directors for fiscal 1997 and $150,000 for calendar 1998. The officers have agreed to defer payment of their compensation until the Company's cash flow permits. At March 31, 1998, September 30, 1997 and 1996 these officers were owed $86,000, $65,000 and $39,000, respectively. Such liabilities are included in accrued expenses and other current liabilities-related parties.

     Additionally in October 1995, the Company entered into three year employments contracts with two employees the aggregate annual compensation under these contracts is approximately $120,000.

(e) CONVERTIBLE DEBT

     In November 1997, the Company issued, at par, its 10% interest bearing $500,000 convertible debt security to a foreign corporation. The amount of the note's principal and/or unpaid interest at 10% can be converted into the Company's common shares at the noteholder's option throughout the term of the note. The note is convertible into common shares at the lesser of $2.50 per share or 75% of the average bid and ask of the Company's common stock for the five (5) trading days immediately proceeding the noteholder's exercise of the conversion option and into an equal number of warrants to acquire the same number of shares at $3.625 per share. As required by generally accepted accounting principles, a financing charge of $166,667 was charged to operations in November 1997 for the discount between the amount paid for the note and the fair value of common shares into which it can be converted.

     On January 5, 1998, the noteholder converted $220,000 of debt and $3,857 of accrued interest into 201,693 shares of the Company's common stock and warrants to acquire another 201,673 common shares at $3.625 per share. The note agreement requires the Company to register the common shares which are issued under any conversion of the debt to common stock by the noteholder. On May 14,

             GLOBUS INTERNATIONAL RESOURCES CORP. AND SUBSIDIARIES
               (FORMERLY GLOBUS FOOD SYSTEMS INTERNATIONAL CORP.)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                FOR THE SIX MONTHS ENDED MARCH 31, 1998 AND 1997
                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                   MARCH 31, 1998 AND 1997 IS UNAUDITED) AND
              AS AT AND FOR THE YEARS SEPTEMBER 30, 1997 AND 1996

1998, the noteholder converted an additional $157,890 in principal and interest into 298,964 shares of common stock and warrants to acquire 298,964 common shares at $3.625 per share.

(f) YEAR 2000

     The Company recognizes the need to ensure its operations will not be adversely affected by year 2000 software failures. The Company is communicating with suppliers, customers and others with which it does business to coordinate year 2000 conversion. The cost of achieving compliance is estimated to be a minor increase over the cost of normal software upgrades and replacements.

_____________________________                      _____________________________

     NO UNDERWRITER, DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------
                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................      3
Summary Historical Consolidated Financial Information......................................................      5
Risk Factors...............................................................................................      6
Use of Proceeds............................................................................................     10
Capitalization.............................................................................................     11
Dividend Policy............................................................................................     11
Summary Historical Consolidated Financial Information......................................................     12
Management's Discussion and Analysis of Financial Condition and Results of Operations......................     13
Business...................................................................................................     19
Management.................................................................................................     25
Certain Transactions.......................................................................................     26
Security Ownership of Certain Beneficial Owners and Management.............................................     27
Plan of Distribution.......................................................................................     27
Description of Securities..................................................................................     28
Legal Proceedings..........................................................................................     29
Market for Common Equity and Related Stockholder Matters...................................................     30
Legal Matters..............................................................................................     30
Experts....................................................................................................     30
Additional Information.....................................................................................     31
Index to Financial Statements..............................................................................    F-1

                            ------------------------
     UNTIL                      , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN
THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

_____________________________                      _____________________________


_____________________________                      _____________________________

                                     GLOBUS
                                 INTERNATIONAL
                                RESOURCES CORP.

                         800,000 SHARES OF COMMON STOCK
                              $.001 PAR VALUE AND
                         800,000 COMMON STOCK PURCHASE
                          WARRANTS, EACH UNDERLYING A
                             10% CONVERTIBLE NOTE;
                        800,000 SHARES OF COMMON STOCK,
                          $.001 PAR VALUE, UNDERLYING
                         COMMON STOCK PURCHASE WARRANTS

                             ----------------------
                                   PROSPECTUS
                             ----------------------

                                            , 1998

_____________________________                      _____________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTOR AND OFFICERS.

     The Nevada Business Corporation Act, in general, allows corporations to indemnify their directors and officers against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of the criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding, or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses incurred in connection with the issuance and distribution of the securities being registered hereby expected to be incurred by the Company:

SEC registration fee.........................................................................   $ 1,210
Printing and engraving expenses..............................................................   $34,000*
Legal fees and expenses......................................................................   $30,000*
Accounting fees and expenses.................................................................   $25,000*
                                                                                                -------
          Total..............................................................................   $90,210
                                                                                                -------
                                                                                                -------

------------

* To be completed by amendment.

     All amounts in the above table are estimated except the SEC registration fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following paragraphs set forth information with respect to all securities of the Company sold within the past three years without registering the securities under the Act. The information includes the names of purchasers, date of issue, number of shares issued and the consideration received by the Company for the issuance of these shares.

     Commencing December 30, 1996 through June 13, 1997, the Company completed a private placement of Units, each Unit consisting of 10,000 shares of the Company under Rule 504 of Regulation D under the Act. A total of 87 Units were sold at $6,000 per Unit, or $.60 per share, as follows:

NAME                                                                NUMBER OF SHARES
-----------------------------------------------------------------   ----------------
Konstantin S. Prives.............................................         50,000
Harvey M. Goldfarb...............................................         20,000
International Consumer Corp......................................         30,000
William J. Vargas................................................         10,000
Michael F. Daniels...............................................         50,000
Dennis Brovarone.................................................         10,000
Annarosa Spanu...................................................         50,000
Christine Piazza.................................................         10,000
John Piazza......................................................         10,000
Swan Alley (Nominee).............................................        170,000
Michael Krall....................................................         20,000
Norman L. Andersen...............................................         20,000
Gary W. Brownell.................................................         10,000
Grace Ann McCauley...............................................         20,000
William C. Hyde..................................................         30,000

                                                  (table continued on next page)

(table continued from previous page)

NAME                                                                NUMBER OF SHARES
-----------------------------------------------------------------   ----------------
Francine Piazza..................................................         10,000
Robert Bauer.....................................................         10,000
Harish H. Shah, MD...............................................         40,000
Abraham Chanuka..................................................         20,000
Anthony Stropoli.................................................         60,000
Maryrose Baffi...................................................         20,000
Abdu-Aziz........................................................         10,000
Regency Group....................................................         20,000
Ronald E. Lichtman...............................................         10,000
Salvatore R. Piazza..............................................         30,000
SBG Advisors, Inc................................................         40,000
Candice Pokross..................................................         30,000
Mitchell Kaminsky................................................         10,000
Sharon S. Warshauer..............................................         20,000
James Labate.....................................................         30,000
                                                                    ----------------
          Total..................................................        870,000
                                                                    ----------------
                                                                    ----------------


     On November 2, 1997, the Company sold at par its $500,000 10% Convertible Note (the 'Note') to FTP, Inc. pursuant to Regulation S in an offshore transaction. On January 5, 1998, FTP, Inc. converted $220,000 of the Note into 201,673 shares of the Company's common stock and 201,673 warrants. On May 14, 1998, FTP, Inc. converted $150,000 of the Note into 298,964 shares of common stock and 298,964 warrants. Each of these conversions was made pursuant to Regulation S, and the Company anticipates that any further conversions will also be pursuant to Regulation S.



     In March 1997 the Company issued 125,000 shares to Regency Group Enterprises, Inc. ('Regency') as compensation for consulting services rendered. Regency is an accredited investor. The sale of the aforesaid shares was made pursuant to Section 4(2).



     On December 16, 1996 the Company issued 35,000 shares to Eric Piker, an employee of the Company, as compensation for services rendered pursuant to Rule 701 under the Act.



     On December 16, 1996 the Company issued 20,000 shares to Lenny Esterman, an employee of the Company, as compensation for services rendered pursuant to Rule 701 under the Act.



     On December 16, 1996 and in March of 1997, the Company issued 250,000 shares and 75,000 shares respectively to Crabbe Capital Group, Inc ('Crabbe Capital') for services rendered. Crabbe Capital is an accredited investor. The sales of the aforesaid shares were made pursuant to Section 4(2) of the Act.



     On December 16, 1996 the Company issued 300,000 shares to Loren Investment Group, Inc. ('Loren') for services rendered. Loren is an accredited investor. The sale of the aforesaid shares was made pursuant to Section 4(2).



     On December 16, 1996 the Company issued 200,000 shares to Loselle Greenawalt Kaplan Blair & Adler as compensation for legal services rendered ('LGKBA'). While LGKBA was not an accredited investor, the Company believes each of the principals of said firm to be sophisticated. This belief was based upon the fact that the principals of LGKBA were all attorneys whom the Company knew to have participated in substantial transactions and other matters which required sophistication such as financings, offerings (both public and private) and acquisitions. As counsel to the Company, the firm had access to information necessary to make an informed investment decision. The sale of the aforesaid shares was made pursuant to Section 4(2).



     On December 16, 1996 the Company issued 50,000 shares to Comstat, Inc as compensation for services rendered ('Comstat'). While Comstat was not an accredited investor, the Company believes Comstat to be sophisticated based upon its knowledge that Comstat was engaged in the business of brokering and consummating transactions involving product export, particularly to Russia. Representatives from Comstat had sent various proposals to the Company regarding export transactions which were sophisticated in nature. The Company gave Comstat the right to ask questions of and receive answers from the principals of the Company to enable it to make an informed decision on whether to take said shares as compensation. The sale of the aforesaid shares was made pursuant to Section 4(2).


     230,000 of the shares issued to Loren Investments were returned to the Company.

     On December 11, 1996 the Company acquired all of the outstanding capital stock of Shuttle International Ltd., a New York Corporation in exchange for 2,500,000 shares of the Company's common stock issued to the following individuals:

Yury Green.......................................................        750,000
Serge Pisman.....................................................        750,000
Herman Roth......................................................        750,000
Zolton Lebovich..................................................        250,000

     Each of these individuals is sophisticated and has access to information on the Company necessary to make an informed investment decision. The issuances of the aforesaid shares were made pursuant to Section 4(2).


     On May 13, 1996 the Company issued 56,389 shares of common stock to Fruit Impex, S.A., a Panamanian corporation in exchange for acrylic auto paint valued at $2,819,399 but retained an option to repurchase these shares for a three year period for $75.00 per share. The Company believes that Fruit Impex, S.A. is an accredited investor and that its principals are sophisticated based upon information provided by Comstat, which brokered the stock-for-paint transaction and also based upon the magnitude of the transaction and the quantity of paint involved. The issuances of the aforesaid shares were made pursuant to Section 4(2).



     On January 26, 1996 and March 1, 1996 the Company issued 870 shares and 500 shares, respectively, to Grand Sports International, Ltd., for $87,000 and 100 shares to Midwest Land Development, Inc., for $10,000. The Company believes that Grand Sports and Midwest Land are accredited investors and that, at the time of the issuance, their respective principals were sophisticated and had access to information on the Company necessary to make an informed investment decision. At the time of the transaction, the Company was introduced to Mr. Don Bradley, a principal of each of these two companies, by Mr. Francis Lorenzo. Mr. Bradley was represented as being in the investment banking business. On this basis, the Company believed him to be sophisticated. The issuances of the aforesaid shares were made pursuant to Section 4(2).


     On September 12, 1995 the Company issued the following shares in exchange for services rendered in connection with the merger and prior to their being added to the Company's payroll:

NAME                                                                NUMBER OF SHARES
-----------------------------------------------------------------   ----------------
Serge Pisman.....................................................        33,334
Yury Greene......................................................        33,333
Herman Roth......................................................        33,333
Eric Piker.......................................................         2,000

     On March 1, 1996 the Company issued 500 shares to Grand Sports International USA, Ltd., for $50,000. The issuances of the aforesaid shares were made pursuant to Section 4(2).

     On September 12, 1995, the Company issued 40,000 shares in a stock dividend to existing shareholders.

ITEM 27. EXHIBITS AND FINANCIAL SCHEDULES.

     (a) Exhibits


     2.1     -- Agreement and Plan of Reorganization*
     3.1     -- Articles of Incorporation, as amended*
     3.2     -- By-laws*
     4.1     -- Specimen Certificate for Shares of Common Stock*
     4.2     -- Stock Option Plan*
     4.2.1   -- Form of Agreement under 1998 Associate Stock Option Plan*
     4.2.2   -- Stock Option Grant Agreement between the Company and Serge Pisman.*
     4.2.3   -- Stock Option Grant Agreement between the Company and Herman Roth.*
     4.2.4   -- Stock Option Grant Agreement between the Company and Yury Greene.*
     4.3     -- Convertible Note, dated November 3, 1997, payable (subject to conversion provisions) to the order of
               FTP Inc.*
     4.4     -- Off-Shore Subscription Agreement, by and between the Company and FTP Inc., dated November 3, 1997*
     4.5     -- Specimen Certificate for Common Stock Purchase Warrants
     4.6     -- Form of Warrant Agreement
     5.1     -- Opinion and Consent of Bondy & Schloss LLP*
    10.1     -- Lease by and between the Company and The Port Authority of New York and New Jersey dated February 12,
               1996.*
    10.2     -- Lease by and between Globus Food Systems International and 1616 Mermaid Associates, dated January 1,
               1995.*
    10.3     -- Lease by and between Shuttle International Inc. and 1616 Mermaid Associates, dated March 1, 1994.*
    10.4     -- Inventory Purchase Agreement, by and between Globus Food Systems International Corp. and Fruit Impex,
               S.A., dated May 13, 1996.*
    10.5     -- Employment Agreement, by and between the Company and Serge Pisman.*
    10.6     -- Employment Agreement, by and between the Company and Yury Greene.*
    10.7     -- Employment Agreement, by and between the Company and Herman Roth.*
    10.8     -- Employment Agreement, by and between the Company and Eric Piker.*
    10.9     -- Employment Agreement by and between the Company and Lenny Esterman.*
    23.1     -- Consent of Weinick Sanders Leventhal & Co., LLP
    23.5     -- Consent of Bondy & Schloss LLP (included in item 5.1 above)*
    24       -- Powers of Attorney (included on Company signature page)*
    27       -- Financial Data Schedule*


------------
       * Previously filed.

     (b) Financial Statement Schedules.

     All supplemental schedules are omitted because they are not required or because the information is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) an any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume filed and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of he securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form SB-2 and has authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 31, 1998.


                                          GLOBUS INTERNATIONAL RESOURCES CORP.

                                          By:          /s/ SERGE PISMAN
                                             ...................................
                                                       SERGE PISMAN,
                                                   PRESIDENT AND DIRECTOR


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                          TITLE                                DATE
-----------------------------------------  -----------------------------------------------------   --------------

            /s/ SERGE PISMAN                              President and Director                   July 31, 1998
 ........................................
             (SERGE PISMAN)

             /s/ HERMAN ROTH                              Secretary and Director                   July 31, 1998
 ........................................
              (HERMAN ROTH)

             /s/ YURY GREENE                              Treasurer and Director                   July 31, 1998
 ........................................
              (YURY GREENE)

                                 EXHIBIT INDEX


    EXHIBIT
    NUMBER                                        DESCRIPTION OF EXHIBIT                                         PAGE
    -------  -------------------------------------------------------------------------------------------------   ----

     2.1     -- Agreement and Plan of Reorganization*.........................................................
     3.1     -- Articles of Incorporation, as amended*........................................................
     3.2     -- By-laws*......................................................................................
     4.1     -- Specimen Certificate for Shares of Common Stock*..............................................
     4.2     -- Stock Option Plan*............................................................................
     4.2.1   -- Form of Agreement under 1998 Associate Stock Option Plan*.....................................
     4.2.2   -- Stock Option Grant Agreement between the Company and Serge Pisman.*...........................
     4.2.3   -- Stock Option Grant Agreement between the Company and Herman Roth.*............................
     4.2.4   -- Stock Option Grant Agreement between the Company and Yury Greene.*............................
     4.3     -- Convertible Note, dated November 3, 1997, payable (subject to conversion provisions) to the order of FTP Inc.*.............................................................................
     4.4     -- Off-Shore Subscription Agreement, by and between the Company and FTP Inc., dated November 3,
               1997*..........................................................................................
     4.5     -- Specimen Certificate for Common Stock Purchase Warrants.......................................
     4.6     -- Form of Warrant Agreement.....................................................................
     5.1     -- Opinion and Consent of Bondy & Schloss LLP*...................................................
    10.1     -- Lease by and between the Company and The Port Authority of New York and New Jersey dated
               February 12, 1996.*............................................................................
    10.2     -- Lease by and between Globus Food Systems International and 1616 Mermaid Associates, dated
               January 1, 1995.*..............................................................................
    10.3     -- Lease by and between Shuttle International Inc. and 1616 Mermaid Associates, dated March 1,
               1994.*.........................................................................................
    10.4     -- Inventory Purchase Agreement, by and between Globus Food Systems International Corp. and Fruit
               Impex, S.A., dated May 13, 1996.*..............................................................
    10.5     -- Employment Agreement, by and between the Company and Serge Pisman*............................
    10.6     -- Employment Agreement, by and between the Company and Yury Greene*.............................
    10.7     -- Employment Agreement, by and between the Company and Herman Roth*.............................
    10.8     -- Employment Agreement, by and between the Company and Eric Piker.*.............................
    10.9     -- Employment Agreement by and between the Company and Lenny Esterman.*..........................
    23.1     -- Consent of Weinick Sanders Leventhal & Co., LLP...............................................
    23.5     -- Consent of Bondy & Schloss LLP (included in item 5.1 above)*..................................
    24       -- Powers of Attorney (included on Company signature page)*......................................
    27       -- Financial Data Schedule*


------------

 * Previously filed.



                          STATEMENT OF DIFFERENCES
                          ------------------------

  The trademark symbol shall be expressed as............................  'tm'